United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K /A

(Amendment Number 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 31 , 2012 (Date of earliest event reported: June 4, 2012)
NB MANUFACTURING, INC. (Exact name of registrant as specified in its charter)

Nevada	000-52678	20-0853320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281
 (Address of principal executive offices) (Zip Code)

(602) 281-3554
(Registrant's telephone number)

3410 W. Glendale, Suite D, Phoenix, AZ 85051
(Former Address)

Explanatory Note

The purpose of this Amendment on Form 8-K/A is to respond to comments received from the U.S. Securities and Exchange Commission’s Division of Corporation Finance in its letter dated July 3, 2012, regarding our previously filed Current Report on Form 8-K reporting our reverse merger transaction dated June 4, 2012, and providing other basic information about the post-merger Company, filed with the Commission on June 7, 2012 (the “Original Form 8-K”). The information in this Amendment amends and supplants the information contained in the Original Form 8-K.

ITEM 2.01 Completion of Acquisition or Disposition of Assets

On June 4, 2012, the merger (the "Merger") contemplated by the Merger Agreement dated as of April 25, 2012 by and among NB Manufacturing, Inc., a Nevada corporation ("NB" or the "Registrant"), NB Manufacturing Subsidiary, LLC, a Nevada limited liability company (the "Merger Sub"), Xhibit, LLC, a Nevada limited liability company ("Xhibit") and a certain director and officer of NB (the "Merger Agreement"), as amended as of May 23, 2012, was completed as of the filing of Articles of Merger with the Secretary of State of the State of Nevada, merging the Merger Sub into Xhibit.

As a result of the Merger and pursuant to the Merger Agreement, Xhibit has become a wholly-owned subsidiary of the Registrant, and the Registrant is issuing shares of its common stock to holders of Units of Xhibit at a rate of 1.2641737582 shares of the Registrant's common stock for each Xhibit Unit.  Immediately prior to the Merger and following its recent 8:1 forward stock split (which was completed effective March 1, 2012), the Registrant had approximately 11,200,224 shares of common stock outstanding.

Following the Merger, the Registrant has 66,583,676 shares of common stock outstanding and no derivative securities outstanding. Following the Merger, the former members of Xhibit own 83.2% of the Registrant's outstanding securities, and the Registrant's shareholders own 16.8% of the Registrant's outstanding securities.

Among the conditions to the closing of the Merger, the registrant has agreed to prepare and file a Form S-1 registration statement to register the resale of all of its restricted shares, including those issued as part of the Merger, within one year of the closing of the Merger.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed by the Company with the SEC on April 18, 2012, and to the amendment filed as Exhibit 2.2 to this Current Report on Form 8-K, and is incorporated into this Item 2.01 in its entirety by reference.

Business of the Registrant and Its Subsidiary

Cautionary Statement Regarding Forward-Looking Information

All statements contained in this Form 8-K and the documents annexed to or incorporated by reference into this Form 8-K, other than statements of historical facts, that address future activities, events or developments are forward-looking statements, including, but not limited to, statements containing the words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project," and similar expressions.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on certain assumptions and analyses made by NB and Xhibit in light of their experience and their assessment of historical trends, current conditions and expected future developments as well as other factors they believe are appropriate under the circumstances.  However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties described under "Risk Factors" below and in the "Risk Factors" sections of the Company's Form 10-K and Form 10-Q filings with the SEC that may cause actual results to differ materially.

The principal risks and uncertainties include the fact that Xhibit has limited operating history and that NB may need to raise capital to expand its scope of operations and other risks that are described in the section entitled "Risk Factors" below.

Consequently, all of the forward-looking statements made in this Form 8-K and the documents annexed to or incorporated by reference into this Form 8-K are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.  Readers are cautioned not to place undue reliance on such forward-looking statements as they speak only of NB or Xhibit's views as of the date the statement was made.  NB and Xhibit undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Explanatory Note

Unless otherwise indicated or the context otherwise requires, all references below in this report on Form 8-K to "we," "us" and the "Company" are to NB Manufacturing, Inc., a Nevada corporation, and its subsidiary, Xhibit LLC, a Nevada limited liability company.  References to the "Registrant" or "NB" are to solely NB Manufacturing, Inc., a Nevada corporation.  References to "Xhibit" are to Xhibit LLC, a Nevada limited liability company, and its subsidiaries. All references to tradenames and domain names contained herein are the property of their respective owners.

Available Information

The Company electronically files its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports and other information with the Securities and Exchange Commission ("SEC").  These reports can be obtained by accessing the SEC's website at www.sec.gov.  The public can also obtain copies by visiting the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330.  In addition, the Company makes copies of its annual and quarterly reports available to the public at its website at www.xhibitcorp.com.  Information on this website is not a part of this Report.

Business of NB Manufacturing

NB Manufacturing, Inc. was incorporated on September 19, 2001 in the State of Nevada pursuant to a U.S. Bankruptcy Court Chapter 11 Reorganization Plan for New Bridge Products, Inc., confirmed on June 17, 2002 (CASE NO. 00-13546-ECF-RIN). It has been a shell corporation since inception. Immediately prior to the completion of the Merger, the Registrant did not conduct any business operations and had minimal assets and liabilities.

Business of Xhibit LLC

Xhibit LLC (the "Company" or "Xhibit") was formed on July 18, 2011 for the purpose of acquiring and consolidating the operations of Stacked Digital, LLC ("Stacked"), Hrizzo, LLC ("Hrizzo"), and SpyFire Interactive, LLC ("SpyFire"). While Hrizzo was acquired by the Company in August, 2011 , it was subsequently returned to its founder as management determined that the services offered by Hrizzo did not provide any additional assistance to those already available through the management team (including the founder himself), independent consultants or the other companies that were acquired. In addition, after the acquisition, Hrizzo lost a major customer. Hrizzo was returned to its founder Jason Hrissikopoulos (“Hrissikopoulos”) effective January 4, 2012 in exchange for cancellation of 7,578,411 Units of Xhibit, LLC and 29 shares of common stock in Xhibit Management Corp. (the then-manager of Xhibit, LLC), cancellation of a promissory note in the principal amount of $122,000 issued by Xhibit, LLC to Hrissikopoulos, Hrissikopoulos’ resignation from the Company’s Board of Directors and from the manager of Xhibit, LLC. Hrissikopoulos is currently employed pursuant to an Employment Agreement with Stacked Digital, LLC, which was amended in connection with the Merger and may be terminated by its manager at will.

SpyFire was founded on October 27, 2005 and wholly owned by Chris Richarde while Stacked was founded on April 11, 2010 and owned fifty percent by Chris Richarde and fifty percent by Jason Hrissikopoulos. SpyFire and Stacked primarily serve the digital advertising ad agency and internet publisher business. Most of their revenue was historically generated through developing online advertising and advertising campaigns in the education markets. On August 12, 2011, the Company merged SpyFire and Stacked into Xhibit, a company managed by Xhibit Management Corp., which is ultimately controlled by Mr. Richarde.

        On May 24, 2012, Xhibit acquired Social Bounce, LLC ("Bounce"), a social media and online game development company founded on August 2, 2011 and majority owned by Mr. Richarde, as its third operating subsidiary. Bounce was acquired to obtain domain names and social media/online gaming properties to consolidate with the operations of the other subsidiaries of Xhibit.

While SpyFire, Stacked and Bounce are all subsidiaries of Xhibit, the discussion contained herein will refer to Xhibit and its brand names known in the industry as XI United and Lead Revolution. SpyFire and Stacked both have ongoing operations and the Lead Revolution division operates as a division of SpyFire. Bounce has no ongoing operations and was acquired solely to obtain intellectual proprietary for development of the Company’s online and mobile gaming and social media platforms. On June 29, 2012, the Company formed FlyReply Corp and finally launched its newly developed product through this Company, which provides turn-key cloud based marketing CRM solutions on a subscription basis to customers. Shortly, management plans to reorganize and consolidate the Company to better reflect its operating brands and when this consolidation is completed will no longer separate the Company into these three separate subsidiaries which now have overlapping business purposes.

Overview

Regardless of the medium used, a successful advertisement requires both placement in a widely viewed “location” (e.g. a Superbowl ad) and with an attractive “pitch” so viewers remember the product (e.g. the Energizer Bunny for batteries or the GEICO lizard for insurance). With online marketing and advertising most internet companies seek to convince their customers that they have the best “location” to reach their intended audiences. For example, Facebook touts its extensive number of users and encourages advertisers to access its platform to reach this audience. Its strategy is to provide an attractive location for online advertising but it generally does not get involved in assisting with the customization or targeting of the advertising message itself.

Today, there are a wide array of companies devoted to designing and improving websites to attract online customers; preparing advertising slogans and developing  “buzz words” to attract the online surfer to those websites designed to sell products or services; providing consulting to get a customer’s name higher on the list provided by Google of similar product or service providers; developing internet marketing campaigns which may include cutting edge graphics and video; offering brief single paragraph postings of products or services.

The numerous companies focused on assisting with the message content of the advertising as opposed to the location of that message or content generally focus on their particular market niche instead of providing an integrated strategy combining quality website development with a well targeted cutting edge ad campaign. These disparate market solutions force the consumer to “quarterback” the numerous online marketing service providers; making it more difficult to develop a cohesive unified approach to online advertising.

Management believes that Xhibit is well positioned for the market shift from offline advertising to digital advertising and the benefits of streamlined cloud based solutions as it has the expertise and experience in digital advertising and a strong base of clients committed to this form of advertising. (Xhibit uses the term “cloud based” to refer to web and app based access to server side software delivered over a network of servers and platforms, where users are not required to install Xhibit’s software on their computer, phone, tablet or laptop to access the software). It has located and integrated a “one shop” service approach by positioning a talented group of employees which it believes are capable of releasing a broad spectrum of software, creativity, and customized media to capitalize on the growing digital advertising market in ways management believes no other company has done.

Xhibit is a cloud based technology development company with its primary historical focus on digital advertising, and a recently expanded focus on online and mobile social media, games and CRM (customer relationship management) solutions. Xhibit's XI United and Lead Revolution brands provide the synergies required for a full service ad agency and web and technology development company with digital advertising and marketing across various channels of search engine, social media, display, email, and mobile markets. Both through their advertising efforts and Lead Revolution's publisher network, this operation generates tens of millions of impressions (where someone views an ad), over one million unique clicks (where someone clicks on an ad), over fifty thousand leads (where someone provides contact information in response to an ad) and thirty five hundred sales per month, creating significant value for its customers who benefit from the advertising through improved notoriety and sales. With over thirteen years of digital media experience provided by its founders, Xhibit's divisions understand the needs of their advertisers and both the software and creative solutions integrated into that required of a full service ad agency. From branding products and campaigns start to finish, app development, and website engineering, to generating impressions, clicks, or actual leads and sales for their customers, XI United and Lead Revolution provide a single source for all their advertisers' needs. These internal advertiser and ad agency relationships offer a potential additional source of revenue for Xhibit's social media and games currently under development. Xhibit does not need to outsource ad agency solutions when it has developed its proprietary social media and online games as Lead Revolution and XI United already have proven advertising and marketing experience and relationships with top tier advertisers, such as Capitol Records, The Beach Boys, American Laser Center, and esurance, and provides services to other ad networks and agencies such as XL Marketing which conduct promotional advertising for many other leading brands. Management believes the combination of an ad agency (developing the ad campaign), advertising solutions, and software development company (tracking the results of the advertising developed) creates a synergistic and unique platform to launch Xhibit's own intellectual property under development.

Xhibit currently has approximately 30 customers that it regularly provides services to and approximately 55 customers that it periodically services. Approximately 95% of its revenue is governed by ad campaigns, 4% from actual website development, and 1% from other services. Revenue from ad campaigns and customized ads is contingent on performance and for website development is paid on an hourly or per project basis as a consulting service. No revenue is currently being generated by either social media or online gaming products as these are currently under development. Currently, the Company has one customer, Spire Vision, that accounts for approximately 30% of its revenue. The majority of the Company’s revenues came from other advertising agencies or small private companies who wish to develop a digital advertising presence but services are also provided to advertisers including branding, creative strategy development, website design, advertising and marketing consultation, and advertising campaign management.

When dealing directly with an advertiser as a customer, the Company first addresses the customer’s long term and short term goals. Then it enters the branding analysis process and design phase to address the campaign’s objectives. Typically, once a site is developed for a customer, the Company manages the customer’s advertising campaigns in order to create user engagement, website visitors, or other defined actions. However, we also work indirectly for advertisers through third parties. For example. Lead Revolution works with XL Marketing, a large ad agency in New York City. Often XL Marketing will introduce Lead Revolution on conference calls to its clients. Integrating Lead Revolution into the working relationship helps maximize creative assets and helps produce the most effective results for an advertiser’s campaigns. Lead Revolution gets paid from XL on a CPA (cost per action) performance-based advertising basis. For instance, an online user may complete an online advertisement that contains multiple questions. After that person voluntarily completes that form, which is hosted by the advertiser, Lead Revolution is paid for the advertising action. This payment structure helps reduce the risk for the client from purchasing only cost-per thousand impression (CPM) advertising, (a payment arrangement based on the ad being displayed to the user). Many of Lead Revolution’s customers choose CPA over CPM to help them better manage their advertising costs.

XI United’s and Lead Revolution’s customers are primarily businesses, brand advertisers and the advertising agencies that service these groups. Lead Revolution and XI United also conduct performance-based advertising campaigns and programs where advertisers pay only for advertising that generates a customer lead or product sale. They target campaigns to reach the online consumers most likely to make purchases or request further information. The emphasis is on trending consumer products or services to maximize margins and rate of success.

Lead Revolution generates the audiences for its advertisers' campaigns through its internal member base of publishers, a term that refers to individuals, businesses or large corporations that serve ads to an audience through a variety of means. A publisher can serve ads through a website the publisher owns or a website it purchases ad space from. A publisher can also be an individual who purchases ads from a company that owns a mobile app, or a company that has a newsletter it sends out to clients displaying or promoting advertisements. Lead Revolution also generates audiences through search engine, social media, display, email, and mobile markets , other online ad agencies and other forms of media. Lead Revolution licenses proprietary media platforms for online advertising inventory aggregation, campaign targeting and optimization, delivery, measurement and reporting, and analytics. Xhibit is concurrently developing a proprietary tracking platform to replace Lead Revolution's licensed software but management is not sure when this will be completed . Having Xhibit's team of software developers and XI United's website development and technical  experience gives Lead Revolution crucial access to additional resources and advantages over stand alone ad agencies.

XI United and Lead Revolution provide access to participate in large-scale advertiser and advertising agency campaigns that many publishers may not have access to on their own, enhanced advertising results through campaign optimization, branding, licensed targeting and detailed analytics. XI United often utilizes its ad agency and web development expertise to fine tune or enhance ad campaigns to optimize results and seek to generate the maximum return on advertisers' investment. Although network publishers compete for online consumers, XI United and Lead Revolution plan to help many online publishers not owned by the Company to generate more revenue from their respective online audiences or advertising inventories with additional tools and ad placement technology currently under development.

Industry

Marketing has evolved significantly in recent years, driven by changes in media consumption, real-time engagement through social media and pervasive mobile connectivity through tablets and smart phones. For marketers today, delivering relevant, meaningful and timely communications is more challenging than ever, as consumers are interacting with brands offline and online through interactive channels such as email, mobile, Twitter, Facebook and websites. This new era of the hyper-connected and empowered consumer requires organizations to develop a cross-channel view of their customers to drive real-time, relevant engagement and positive return on marketing investment.

Market Opportunity for Interactive Marketing

Consumers are increasingly using email, mobile, social media and websites to access information and interact with brands. Media consumption is shifting from offline channels to interactive channels, as evidenced by Forrester's finding that in 2010, 33% of weekly media consumption among U.S. adults occurred through the Internet (Source: Forrester, U.S. Interactive Marketing Forecast, 2011 to 2016, August 24, 2011, as updated September 7, 2011). This is driving marketers to increase the percentage of advertising spending on interactive marketing. According to Forrester's U.S. Interactive Marketing Forecast, 2011 To 2016, U.S. marketers plan to increase spending on interactive channels (defined as display, search, email, mobile and social media) as a percentage of total advertising spending from 16% in 2011 to 26% in 2016, creating a projected $77 billion market in the United States by 2016, of which email, mobile and social media marketing is expected to grow from approximately $4.8 billion in 2011 to nearly $15.7 billion by 2016, representing a compound annual growth rate of 27%. In addition to this large U.S. market opportunity, management believes the addressable market outside the United States presents an even greater opportunity based on comparisons of population, Internet usage, mobile adoption and e-commerce spending. Key opportunities by channel include:

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Email. Email remains the primary channel for interactive marketers given its compelling return on investment and ubiquity of use. According to a 2011 Direct Marketing Association report, email marketing returned an estimated $40.56 for every dollar spent on it in 2011, the highest return on investment among all marketing channels (Source: Direct Marketing Association, The Power of Direct Marketing, 2011-2012 Edition, October 2011). Forrester projects the overall market for U.S. email marketing will grow from $1.5 billion in 2011 to $2.5 billion in 2016, representing a compound annual growth rate of 10% (Source: Forrester, U.S. Interactive Marketing Forecast, 2011 to 2016, August 24, 2011, as updated September 7, 2011). Xhibit understands this opportunity and this is why management believes FlyReply is a key component in capturing a portion of this market.

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Mobile. Mobile marketing provides compelling benefits, such as location-based data as well as a channel for real-time engagement with customers. Given the mobile channel's ability to generate immediate response, it can be an effective way to acquire new customers and obtain permission for communication through other marketing channels. According to Forrester, U.S. mobile marketing spending is expected to grow from $1.7 billion in 2011 to $8.2 billion in 2016, representing a compound annual growth rate of 38% (Source: Forrester, U.S. Interactive Marketing Forecast, 2011 to 2016, August 24, 2011, as updated September 7, 2011).

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Social. The rapid emergence of social media has fundamentally changed the way consumers interact with each other and with brands. Facebook has announced it has over 800 million active users, and Twitter has announced it has over 175 million members. These leading social media networks enable marketers to interact and engage in real time with consumers. According to Forrester, U.S. social media marketing spending is expected to grow from $1.6 billion in 2011 to $5.0 billion in 2016, representing a compound annual growth rate of 26% (Source: Forrester, U.S. Interactive Marketing Forecast, 2011 to 2016, August 24, 2011, as updated September 7, 2011). According to a Nielson repost in August 2010, the time spent playing online games in the United States surpassed the time spent on email.

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Sites. Email, mobile and social media drive website traffic, which is a critical component of interactive marketing campaigns as it not only enables marketers to obtain permission for further communications, but also provides the means by which conversion occurs to generate sales. Websites provide marketers with tools such as web forms to collect customer information and online conversion tracking to create customer data-driven targeting rules to personalize landing pages and microsites.

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Emergence of the App Economy. In order to provide users with a wider range of engaging experiences, social networks and mobile operating systems have opened their platforms to developers, transforming the creation, distribution and consumption of digital content. We refer to this as the "App Economy." In the App Economy, developers can create applications accessing unique features of the platforms, distribute applications digitally to a broad audience and regularly update existing applications. Social networking sites and mobile application stores have become mass market consumer destinations where content is easy to find, immediately accessible and always available. Growth in the number and quality of applications has driven further increases in social network and mobile usage.

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Social graph and viral distribution. At the core of social networks is the social graph, a digital mapping of a social network user's real-world connections that can be used to promote social interaction and sharing among the users. By leveraging the social graph, high quality social applications that deliver compelling value for social network users and have mass appeal can achieve significant levels of adoption rapidly via viral growth.

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Proliferation of mobile. There is significant demand for applications on mobile platforms such as Apple iOS and Google Android. As smart phones, tablets and other increasingly powerful connected devices have proliferated worldwide, application developers have leveraged the much greater distribution opportunity and emerging social connectivity of mobile devices. Games are the most popular category of applications on smartphones, representing approximately half of the time spent on smartphone applications in the United States, according to a May 2011 report by Flurry Analytics, a market data and analytics firm.

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Rapid Growth of Free-to-Play Games. Most social games are free to play and generate revenue through the in-game sale of virtual goods. According to In-Stat, a market intelligence firm, the worldwide market for the sale of virtual goods was $7.3 billion in 2010 and is expected to more than double by 2014. Compared to pay-to-play business models, the free-to-play approach tends to attract a wider audience of players, thereby increasing the number of players who have the potential to become paying users. By attracting a larger audience, the free-to-play model also enables a higher degree of in-game social interaction, which enhances the game experience for all players.

Market Challenges

Most organizations understand that effective email marketing and cross-channel, interactive marketing can drive customer engagement, increase sales and improve return on marketing investment. However, organizations often lack the technology, infrastructure and expertise needed to plan, automate, deliver and optimize data-driven interactive marketing campaigns and real-time communications across interactive channels. Marketers considering the adoption or expansion of email and cross-channel, interactive marketing programs face many challenges, including the following:

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Difficulty in Integrating Data to Create a Single, Unified View of Each Consumer. With the proliferation of consumer data generated by social media, web analytics and e-commerce, it is difficult for organizations to integrate these disparate data sources to create a single, unified view that reflects a collective knowledge of each consumer, including previous interactions and preferences, in order to effectively target and deliver personalized and relevant communications.

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Complexity in Effectively Engaging Consumers Across Multiple Channels. Engaging consumers has become increasingly difficult in today's media-saturated environment, requiring marketers to provide increasingly personalized and relevant communications. Organizations require data management and interaction technologies that enable them to leverage cross-channel insights to drive relevant communications. Non-relevant content and poorly timed communications may result in interactions that fail to produce positive return on investment, tarnish brand image or alienate consumers.

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Inability of Disparate Point Solutions to Address Marketers' Emerging Needs. Many solutions are designed to only address specific marketing channels or use cases. These siloed point solutions create significant cost inefficiencies and limitations in integrating data in a timely manner among solutions and interactive marketing channels. These solutions often lack the flexibility, cross-channel functionality and scalability to meet marketers' evolving needs as their programs grow in scale and sophistication. This problem is exacerbated as organizations increase the number of channels they use to communicate and interact with consumers.

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Complex Security and Infrastructure Requirements. Given the critical nature of interactive communications such as fraud alerts, e-statements and time-sensitive offers, organizations require 24/7 application availability, high-volume transaction processing, sophisticated security controls and a significant amount of data storage. To meet these requirements internally, organizations must make significant investments in technical expertise, complex infrastructure, advanced security measures and data storage.

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Changing Deliverability and Regulatory Standards. To ensure marketing communications reach their intended recipients, marketers must understand and adhere to the complex and constantly-evolving permission and delivery standards of leading ISPs and telecommunication providers. In addition, organizations must maintain compliance with state, federal and international laws governing the delivery of mobile and email messages, including the U.S. CAN-SPAM Act and foreign governments' privacy and permission laws and regulations.

Business Strategy

Xhibit is seeking to become the first digital advertising and online game/social media development company to effectively combine social media, online and mobile games, and cloud based CRM solutions in a seamless package which more effectively combines advertising with these modern mediums of communication and entertainment . The Company believes that it can achieve this by providing a more captivating user experience with less intrusive ads than the competition and more effectively capturing additional revenue capabilities in the digital delivery process. Management believes that other social networks currently lose a significant amount of revenue from brokered advertising that is purchased by other ad agencies simply because many social networks lack the ad agency experience and have chosen not to develop this business model. Many social networks provide limited support to even their high-end clients.

Instead of merely providing an agnostic conduit for an advertisement developed by a client which may not produce its intended results, XI United provides the expertise to design or re-design a client’s advertisements or to develop an advertising campaign which is targeted at and appeals to the intended audience.

Many companies are concerned about the actual value of social media and mobile advertising. Management believes that combining social media and online games with result-driven advertising reduces that concern for advertisers. The Company also believes that integrating social media with performance-based advertising can help change the paradigm from how much a company wants to spend on advertising to how much they want to earn with a measurable return on investment. Management also believes that this change will help remove the current concerns many have with social media and its role in the marketplace.

The Opportunity

Digital ad agencies will continue to flourish as advertisers endeavor to expand their reach online. Xhibit will continue to grow within the online advertising space by expanding its operations and rolling out new services to meet growing demand.

Xhibit intends to use its existing advertising network and future social networks as a platform to market social games thereby creating synergies that do not rely primarily on third-party social network providers such as Facebook. Key elements of this strategy include:

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Cross Pollinization of Markets. Xhibit's focus will seek to create synergies between advertising companies and social media, allowing advertisers to expand market reach, and developing a subscriber base with grass roots support for both social media and game apps and web based properties that are developed.

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Win New Clients by Expanding Direct and Indirect Sales.  Xhibit believes the market for interactive advertising solutions is large and underserved, and the Company will continue making significant investments to pursue this global market opportunity. To acquire new clients, Xhibit will continue to expand its distribution channels of advertising and marketing service providers. Xhibit will continue to employ an opportunistic strategy tailored for each market and industry as the Company expands.

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Increase Revenue From Existing Clients. With clients in many markets and industries, Xhibit expects to have a significant opportunity to sell additional applications, development, and advertising to existing clients and expand their use of emerging interactive channels such as mobile and social media.

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Launch Social Networks, Apps and Games. Xhibit will continue to invest in building social networks and games to expand the genres of media offered, further engaging with existing users and attracting new ones.

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Increase Monetization of Games. Xhibit plans to offer increased selection, better merchandising and more payment options to increase the sales of virtual goods once its online games have been developed. Management believes that players will purchase these virtual goods to extend their play sessions, personalize their game environments, accelerate their progress or send unique gifts to their friends. Xhibit also plans to continue to pursue additional revenue opportunities from advertising, including branded virtual goods and sponsorships.

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Increase Monetization of Social Networks and Apps. Assuming it successfully develops its social network , Xhibit plans to offer items of interest to its social network members through more targeted ads within the site and through advertisements in optional newsletters that individuals "opt-in" to. Xhibit also plans to provide multiple payment options for goods purchased within the social networks. For example, if someone is using MovieSocial to purchase a movie ticket within the website or app, the member may have the option to use "MovieSocial" points, PayPal, credit cards, or other forms of payment.

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Selectively Pursue Acquisitions. Xhibit can expand its business through acquisitions, primarily in terms of product. The Company will explore acquisition opportunities of companies and technologies to expand the functionality of product solutions, provide access to new clients or markets or both.

Solutions to the dynamic digital ad agency environment

The online advertising landscape is highly fragmented. Advertisers, ad networks, e-mail service providers, data tracking companies, search engine marketing (SEM) firms, media placement agencies, and publishers all provide a different and often conflicting service . Disconnect among participants creates significant inefficiency along the supply chain. This presents an opportunity for a full-service ad agency to deliver a streamlined, integrated suite of online advertising and promotional services to a wide range of advertisers and publishers.

Xhibit recognizes that to effectively address this opportunity, an ad agency must address the specific needs of advertisers, publishers, and consumers. To that end, Xhibit has developed a scalable, full-service digital ad agency found in XI United, Lead Revolution, and AdBind.com.

Advertisers are seeking digital ad agencies that can efficiently connect them to large, responsive audiences. Management believes that Lead Revolution will fulfill this need by leveraging a vast network of advertising capabilities and publishers to connect advertisers to millions of strategically targeted prospects. Management believes that the Company's advertising and publishing experience, relationships, technologies, and strategies will ensure that Lead Revolution's, XI United's and AdBind's campaign click-through and conversion ratios are among the highest in the industry. Lead Revolution's and AdBind's cost-per-action campaigns allow the Company to provide advertising based on a specific action or result, virtually eliminating the advertisers' risk, as advertisers only pay when results they specify are achieved.

We work closely with ad agencies such as XL Marketing to generate advertising on a pay-for-performance basis.  XL Marketing only pays us for the results we achieve.  For example, we often develop campaigns involving online advertisements, hosted by the advertiser, that require the completion of a multi-quesiton form by its customer.  For each form completed, or other quantifiable action by the customer, we are paid a stated fee.

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Reach – XI United’s and Lead Revolution's advertising and advertising network of publisher partners currently generates tens of millions of ad impressions, over one million unique clicks, over fifty thousand leads and thirty five hundred sales per month, impacting consumers when they are most responsive.

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Target – Xhibit's customer profile database coupled with Xhibit's proprietary data enhancement technology will enable the Company to target audiences using psychographic, demographic, location, and behavioral data.

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Optimize – XI United's leading edge optimization expertise will allow the Company to deliver optimal performance within any advertiser's budget. Xhibit's team will develop optimization solutions that result in higher performance campaigns for its advertiser clients.

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Customer Service – With nearly 100 years of combined online marketing experience and access to best in breed tracking and reporting tools, Xhibit's expert staff will provide unmatched customer service and value to advertisers.

Publishers are demanding lucrative opportunities to serve quality ads. Furthermore, publishers are demanding fair compensation for their efforts. Lead Revolution will fulfill this need by offering publishers high-quality, fully optimized ad campaigns coupled with competitive payout packages. Lead Revolution's and AdBind’s proprietary tracking technologies under development will allow the Company to deploy, monitor, and optimize each campaign internally before offering the campaign to publishers, greatly reducing publishers' optimization costs. In addition, Lead Revolution's and AdBind’s in-house tracking platform under development will provide publishers with transparent and accurate performance data, ensuring fair publisher compensation.

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Revenue – Lead Revolution's and AdBind’s advanced technologies, including a robust internal tracking platform under development, will streamline Lead Revolution's business model, eliminating costly third-party firms and translating to higher payouts for publishers.

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Control and Transparency – Lead Revolution's tracking technologies under development, integrated with an intuitive user interface, will provide publishers with the tools they need to monitor campaign performance as well as payouts.

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Quality Ads – Lead Revolution, AdBind and XI United will work with reputable advertisers that offer quality products and services in relevant markets, giving publishers access to ads for these quality products and services more likely to appeal to consumers. Unlike most digital ad agencies, the Company is able to test campaigns prior to deployment.

Consumers are demanding convenience. Xhibit's brands fulfill this need by delivering conveniently targeted ads. The Company painstakingly assesses every aspect of an ad campaign, ensuring that the consumer receives a relevant ad at a convenient time and location.  To increase advertising reach, Lead Revolution has obtained an internal member base of publishers, primarily from its own website where publishers can signup directly at www.leadrevolution.com. This member base is continually updated, monitored, and refined, Publishers with lower results, or low activity levels , are quickly removed from the base . As a result, Lead Revolution aims to provide advertisers with an increased and effective reach.

Xhibit's Overall Business Model

Xhibit's business model is to create multiple solutions for advertisers to connect to their consumers through various pathways by (a) cost effectively building quality member and customer bases through Xhibit’s captivating websites, social networks, games and apps, and giving businesses the ability to target and reach a higher quality and more receptive customer; and (b) providing companies a better and more robust ability to connect with their existing customer base through innovative cloud based solutions, such as FlyReply.com. XI United, Lead Revolution, and AdBind.com. Management believes Xhibit will connect businesses with the ability to serve ads to these multiple member bases, while at the same time providing scalable and attractive business to business solutions, advertising, ad agency and marketing capabilities to its business customers. The Company believes it will serve as a one-stop-shop, connecting advertisers to millions of prospective users and members. Management believes Xhibit's business model is more efficient than those of traditional online ad agencies, social networks or game developers, which rely on numerous outside partners to provide services for which they get no additional revenues . Xhibit believes it can combine its internal resources to reduce costs and deliver quality products to market quickly. For example, FlyReply.com 1.0 was developed from the ground up in under six months. Furthermore, management believes Xhibit's ability to immediately monetize any of its internal social networks, apps and games under development with its ad agency and advertiser relationships provides the Company with a distinct competitive advantage.

Xhibit plans to obtain members from its content-rich domains, interactive games, apps, and social network initiatives. The Company believes it has six primary ways to enhance revenues and profit over time: (a) increase the number of Xhibit-owned interactive games, social networks, and apps; (b) gain more FlyReply.com customers using its services; (c) increase the amount of ad agency customers and advertisers it works with under XI United; (d) provide plug and play monetization vehicles, such as ads that can be pulled from a cloud based environment, and easily integrated into third party mobile apps, games, social networks, high traffic websites, and other potential clients in the digital space; (e) increase the number of high quality publishers in its ad agency; and (f) increase the value of campaigns run through the ad agency by leveraging and scaling the amount of long-term relationships with advertisers.

Xhibit derives revenue from the business divisions described below. These business divisions are presented on a worldwide basis and include ad agency services, advertising and media, as well as owned and operated businesses, which are described in more detail below. For information regarding the operating performance of these divisions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Xhibit."

Ad Agency

General Services

Xhibit's ad agency services, described below, are offered through its XI United and Lead Revolution brands. With the combination of a pay-for-performance model built on licensed technology platforms, marketing expertise, and a large, quality advertising network, the companies provides advertisers all of the consulting, strategy, and turn-key solutions needed to promote their companies or products in a digital environment. Combining these resources with its web and technology development capabilities allows Xhibit to deliver a complete spectrum of services to advertisers.

In addition, Lead Revolution provides an open environment whereby advertisers can be connected to other online publishers (this term refers to those businesses which prepare online “newsletters” tailored to specific industries) to further increase their overall advertising exposure while growing more rapidly. These publishers can quickly view payments and conversion statistics to assess the effectiveness of every advertiser relationship and advertisement, and advertisers can quickly gauge the quality and potential of each third-party publisher relationship in the marketplace, allowing them to maximize the performance and scale of their online advertising campaigns.

Lead Revolution has over one hundred online third-party publishers that advertisers can access in its advertising network. It also partners with third-party website publishers and applies a licensed technology platform and industry expertise to deliver customers' display ad campaigns to the appropriate pages of publisher partners' websites. These publishers enroll on LeadRevolution.com’s website and are attracted by “word of mouth” referrals and some paid for advertising.

Advertisers can reach targeted online users on a large scale, using a variety of online display ad units across this entire network of publishers, customized content channels, or a select number of websites and portals where Lead Revolution is authorized to sell inventory on a single-site basis. Audiences can be further targeted based on the demographic and behavioral tracking composition of sites within the network and technical information such as geographic location, browser type, connection speed, ISP or top-level domain (.com, .edu, etc.). In addition, the unique behavioral targeting capabilities available through Lead Revolution and provided by third-party companies allow advertisers to retarget users who have recently visited their sites or to display highly relevant ads based on anonymous profiles based on consumers' recent online behavior such as web browsing and interaction with ads across Lead Revolution's network.

Lead Revolution delivers a variety of display ad units to the web pages of online display advertising from network publishers and tracks them to evaluate success against the goals of the advertising programs. With traditional banner ads, interstitials, text links, and other online ad units, this technology maximizes the impact of marketing campaigns by identifying the most effective placement for each type of campaign.

The Company is in the process of researching and developing its own proprietary software to track and analyze the delivery and effectiveness of display ads. Until such technology is viable and operational, we intend to utilize third party vendors with commercially available technology. Currently, Lead Revolution has contracted with HasOffers.com to provide the technology necessary to effectively monitor and evaluate the ads provided through the Lead Revolution network. The HasOffers platform that we use provides prompt data on a real-time basis regarding our ads, including without limitation affiliate tracking and analytics, publisher management, revenue tracking and campaign analysis.

XI United also executes a wide variety of rich media applications, including in-stream and in-banner video ads, providing even greater visual and auditory impact for an advertisers' online display marketing campaigns.

XI United and Lead Revolution launched, in July 2012 , multiple pricing models designed around maximizing the customers' return on investment. Display advertising placements are offered on several pricing models including cost-per thousand-impression ("CPM"), whereby customers pay based on the number of times the target audience is exposed to the advertisement, cost-per-click ("CPC"), whereby payment is triggered only when an interested individual clicks on a customer's advertisement; and cost-per-action ("CPA"), whereby payment is triggered only when a specific, pre-defined action is performed by an online consumer, such as a person who completes an online advertisement containing a multi-question form on an advertiser-hosted website. When that person completes that form per the stated contract, XI United and Lead Revolution earn payment from the advertiser. Management believes that Lead Revolution has been able to generate its highest returns from CPAs, and further believes it will be able to generate revenues from CPCs in the near future .

The benefits that Lead Revolution's customers enjoy in display and other web advertising include, but are not limited to: flexible pricing models; the ability to target and reach significant numbers of online consumers in a way that complements media buys on portals and other large websites; and the ability to improve online advertising performance while the campaigns are still running by optimizing at site, placement and creative levels, based on both response to ads and the resulting conversions.

Publishers in Lead Revolution's display advertising network enjoy efficient and effective monetization of their online advertising inventory, including: participation in large-scale advertiser and advertising agency campaigns they may not be able to access on their own; enhanced monetization through Lead Revolution's campaign optimization experience; and detailed analytics.

Key Customers

Our industry does not have clients which enter into long term contracts and substantially all of our customers either have contracts which can be terminated immediately or are not in writing.

AdCafe

Xhibit's relationship with AdCafe, LLC, its largest customer in 2011 , accounted for approximately 46% of 2011 revenue. This contractual arrangement was terminated by the parties in late June, 2012.

        Spire Vision

The Company serves as an advertiser for the ad agency Spire Vision, LLC. While there is no written contract for these services, the parties operate pursuant to specified terms and conditions and related insertion orders. Currently, Spire Vision accounts for approximately 30% of the Company’s total revenue, and is its largest customer.

       Other Customers

Xhibit's portfolio of brands generating top line revenue in the last six quarters is a strong validation of the Company's business model and competitive advantage. Xhibit’s web and ad agency division, XI United currently provides direct services to clients including The Beach Boys, Capitol Records and Ernst Benz. In addition, although not current customers, Viet Le, President of XI United, prior to joining Xhibit, has previously performed work indirectly for Fortune 500 companies including Pixar, Nintendo, Mazda, and CNN and many others through other ad agencies.

Web and Technology Development

XI United

XI United is managed by Viet Le who owned and operated HEYVIET, LLC , a successful web and technology development business in the Detroit area which he shut down when he was hired by the Company on January 1, 2012. This division has only comprised a small portion of the total revenue of the Company but management believes with the combined efforts of Xhibit's CTO Dzenis Softic that it has the ability to grow in parity with the other divisions and resources the Company offers. Through June 30, 2012, XI United has generated $158,850 in revenue.

XI United provides a comprehensive suite of online marketing knowledge and technology development capabilities that help advertisers create and increase awareness for their products and brands, attract visitors, and generate leads and sales through the Internet. Companies pay XI United on a per project and hourly rate basis for these development services.

XI United offers a diverse foundation of custom high-powered digital design and development services with disciplined strategic planning and execution. Utilizing mixed mediums of creative ideation, consumer interaction and technology, XI United brings expertise and influence to the next generation of online media. From engaging social and motion driven websites to cross platform 3D game development, XI United offers comprehensive full service solutions to clients as well as internal technological developments. Upon receiving a request for proposal, XI United utilizes the user experience studies in project execution detailed below to determine optimal client predictions on price points. XI United presents three pricing packages with itemized pricing specific to each client. These options are intended to serve as a psychological upsell strategy in which the project lead will determine ideal margins and place them within the more enticing package. As XI United bills on an hourly basis, the itemized pricing allows prospective clients to see the hours of work allocation and better determine the value provided.

Smarter Integration

According to a recent International Data Corp. forecast and analysis, the 2012 Smartphone market share is expected to increase by 33.5% from 2011, with a 33.5% growing trend of consumers requiring more than mobile access (Source: http://www.idc.com/ getdoc.jsp? containerId=233553). XI United leverages rich media infused websites, games and mobile applications delivered across web, mobile and tablet platforms to provide seamless social experiences that result in the ultimate consumer reach. Utilizing web and app technology together synchronously, it provides a cohesive experience no matter what device consumers are viewing content on. XI United's core competencies include:

•           Digital branding

•           Content strategy

•           Optimal design for web and mobile technology

•           Rich media design

•           Game development

Delivery Vehicles: Websites, Custom Applications and Web Platforms, Video Games, Video Rich Content Media, Strategic Planning

Target Vehicles: Web, Mobile Devices and Tablet Devices and utilizing these delivery vehicles for an integrated consumer experience.

Capabilities and Full Service Solutions (shown in the chart below)
Product Development Process

In developing products for clients, XI United uses four distinct stages of development:

Business Development. The stage prior to project inception with the goal of finding qualified leads and nurturing client relationships.

●	Sales – Generates proposals, helps clients with request for proposals and qualifies leads for project acquisition; and

●	Account Management – Nurtures client interactions and upsells additional work and ideas. Sends estimates and invoices.

Plan. The initial stage of project inception in which the client and XI United team meet to discuss goal setting, expectations, potential risks, and brainstorming.

•
Project Management – Organizes overall project timelines, assets and allocates internal and external team resources that are dedicated for the life of the project; analyzes potential risks and works with account manager to understand client needs;

•
User Experience – In depth studies to analyze client demographics and determine how to talk to the expected users. Also determines the most optimal workflow to predict user behaviors by creating site maps and information architecture through wireframes or rapid prototypes; and

•	Branding and Content Strategy – Utilizes user experience studies to determine valuable content and deliver the best message or products. Writes copy and sets tonal direction.

Design. The first stage in which visual design is implemented. Utilizing the strategies outlined above, XI United generates visuals that optimize each project.

•	Creative Direction – Sets overall visual concept and oversees progress and development to ensure optimal goals;

•	Production Design – Graphic design that creates overall project look and feel; and

•	Rich Media Design – Creates highly interactive content such as: motion graphics, video production, animation, and 3D computer graphics.

Develop. The final stage in which the products are developed.

•	Client Side Development – Creates all front-end development utilizing HTML5, HTML, CSS, XHTML, DHTML, and AJAX;

•	Server Side Development – Creates all back-end development with complex database and server administration utilizing PHP, MYSQL, JS and XML; and

•	Rich Media Development – Develops the highly interactive concepts designed in the previous phase utilizing 3D, motion and Flash.

Marketing and Maintenance. While the Company does not currently do so, in the future we expect to generate additional revenue sources via the following management and maintenance programs:

•	Client Pay Per Click Campaigns – Fees earned from managing clients’ online ad campaigns through pay per click placements; and

•	Maintenance – Monthly retainers that provide project updates and other various client requests.

Employee Atmosphere

XI United offers its employees a creative work environment that encourages them to take pride and ownership in their work, while learning valuable industry knowledge. Each employee undergoes detailed training to learn multiple roles from XI United agency veterans, and also learns a uniform style of working together on design and development projects. XI United pushes employees to encourage each other and has implemented a peer review system that allows each member to be accountable to each other.

        Sample Projects Include

Of the advertisers referenced above, the following have been direct clients of XI United: The Beach Boys, Capitol Records and Ernst Benz . In addition, Viet Le, President of XI United, prior to joining Xhibit LLC has performed services for other ad agencies in connection with their representation of the following advertisers : Pixar, Nintendo, General Motors, Mazda, Carhartt, PNC, the UPS Store, CNN and many others.

        Business Expansion Plans

Direct Client Relationships.  XI United has several ongoing direct relationships including providing services to The Beach Boys and Capitol Records and is seeking additional direct clients as the bulk of its business presently comes through other ad agencies.

Strategic Relationships. XI United is seeking to create more strategic relationships with ongoing agencies of record that need interactive, advertising or other resources Xhibit can provide. XI United will provide the interactive development for these clients and help with new business pitches; the intent is to sign exclusive agreements to award XI United all the interactive and advertising business of such agencies.

Nurturing Existing Clients. XI United will continue upselling current return clients for additional interactive work, and setting existing monthly retainers for dedicated hours.

Further Development. Continue to develop more internal applications and properties.

Monetize Intellectual Property. By integrating future AdBind tools and technology that is currently under development by Xhibit’s team. Once AdBind’s tools are available, XI plans to provide monetization vehicles for its potential clients, such as plug and play ads that can be pulled from a cloud based environment and easily integrated in mobile apps, games, social networks, high traffic websites, and other potential clients in the digital space. This allows intellectual property owners to focus on what they do best while XI United seeks the advertising relationships to help build their overall revenue from the project.

Cloud Based CRM Solutions

FlyReply.com has completed beta testing and is now in use. In July, 2012 , FlyReply’s full CRM, social media integration, ESP (email service provider) platform , and rich media ad deployment, described below in further detail, became available for customer use . FlyReply is a combination of proprietary technology and licensed third party technology including Power MTA to ensure the highest level of delivery. It is designed to provide more than a conventional ESP. At its core, it is a cloud based CRM application for promotional marketing to current customers with advanced customer communication management and seamless integration of email and social marketing in one system.

Even though FlyReply is a cloud based technology, the Company encourages users to download an interface app for use on mobile and tablet devices for improved functionality. Proponents claim that cloud computing allows enterprises to get their applications up and running faster, with improved manageability, less maintenance downtime for updates, and enables information technology departments to more rapidly adjust resources to meet fluctuating and unpredictable business demand. Xhibit’s management believes that developing software, sites and games for a “cloud based” environment will allow for faster distribution, better accessibility and easier software updates when applicable. FlyReply was created to give companies and organizations a better connection to their customers and clientele.

Management believes social media and email are the most crucial forms of modern communication and that companies and organizations not benefiting from the most robust platforms and tools for this correspondence lose substantial revenue and customer engagement. Management has developed FlyReply with the goal of providing better communication to those customers while potentially increasing quality engagement with video, voice, HTML and other forms of rich media. This allows a company using FlyReply to provide more complete customer service, correspondence and product updates, and realize other monetization capabilities with its contacts.

Small businesses use ESPs to conveniently deliver professional email newsletters and advertising periodically to their customers. FlyReply’s user-friendly dashboard allows for robust tracking and analytics and engineered-to-measure engagement to further understand what correspondence appeals to different groups of customers.

FlyReply has pre-designed message templates tailored to various types of companies and organizations. FlyReply also allows for full HTML editing as well as an enhanced automated HTML editor for users to custom build or change messages to their specifications. An example of this template design system is shown below:

FlyReply helps reduce expensive postal mail costs by increasing social and email communication with a company's customers in a simple and easy-to-use interface. It allows businesses to learn more about their consumers through a proprietary and real-time tracking platform, based on actions from customer engagement. The online interface can track user engagement on a newsletter and easily allows businesses to create divisions based on engagement criteria such as, but not limited to, interest, gender, location, and age, in order to better target and provide more specific services and products of interests to the businesses' customers. A sample tracking panel is shown below:

FlyReply currently has several customers . We charge a monthly subscription fee as the customer’s mailing list grows , based on the number of messages it sends per month, for the following customers: Channel Clarity and Epic Media Solutions. We also have other customers who are providing PR services, testimonials and other intangible, in-kind consideration: MyComputerWorks, Jordin Sparks and Melody Thornton. We expect that revenue will also come from customers interested in purchasing available premium services upgrades and ad agency solutions. XI United can also benefit from FlyReply’s customers seeking to generate more subscribers for their newsletters and purchase that result-based advertising on a performance basis. Examples of successful ESP companies which are also competitors are icontact.com, constantcontact.com and Exact Target. Management believes that the success of these rapidly growing businesses is indicative of FlyReply’s growth potential.

Many companies are recognizing that in the fast-paced digital world, they need to connect with their customers through social media. FlyReply’s full version (under development) synergistically combining social media and email will help streamline a business's communication needs with its customer base, as well as allow these businesses to further monetize that customer base. FlyReply hopes to attract Fortune 500 companies by creating a best in class cloud based solution for their ESP and promotional CRM needs.

Ad Products Under Development

AdBind.com is a performance based bidding advertising network and tool connecting advertisers to ad publishing vehicles across various media channels. It is expected that AdBind.com's brand will eventually be combined with XI United's.

AdBind's bidding channels AdSearch, AdSocial, AdMail, AdWeb, and AdMobile bridge the gap and create a "one-stop shop" for companies and individuals interested in marketing in the technology space. The concept uses advanced tracking technology, cloud based ad development and distribution to create an innovative user environment. Management believes that AdBind will be the exclusive portal to purchase advertising on Xhibit's content-rich social media under development.

Once AdBind's tools are combined with XI United, AdBind will also focus on providing plug and play monetization vehicles, such as ads that can be pulled from their cloud based environment, and easily integrated into third party mobile apps, games, social networks, high traffic websites, and other potential clients in the digital space.

Initially, AdMail will be offered to FlyReply customers. FlyReply users can choose to "activate" AdMail within FlyReply. Once activated, this service will automatically insert third-party and non-competing ads into companies' and organizations' newsletters delivered from FlyReply. When users click on those ads managed by AdBind, revenue will be shared with the sender of the newsletter, generating additional revenue . A sophisticated artificial intelligence will automatically pair both the advertiser and the company sending the newsletter with the most mutually beneficial ads that are generating the highest conversions for the advertiser and highest engagement within the newsletter. AdMail is currently the first feature of AdBind and is fully operational and just recently began seeking clients. Currently, it is providing AdMail services to Spirit Airlines.

Social Networks and Communities Under Development

New Product Philosophies

Management of Xhibit believes that content-rich domains, mobile and tablet apps, games and web 3.0 communities are the future of the digital space. Xhibit's goals are to create not only web and technology development for third-party companies through its XI United division, but also use those resources to build its own proprietary products in these areas. Xhibit aims to create captivating user experiences, while at the same time adding additional revenue streams from its social networks and games.

Many companies use excessive ads that are intrusive to the user's experience. Xhibit plans to utilize its expertise in digital marketing and create a less ad intrusive user environment and at the same time generate greater revenue with properly positioned and targeted advertising. Facebook has proven that social media is an excellent source of quality customer information and data, but Xhibit understands that targeting consumers more effectively can provide a less intrusive user experience. Xhibit plans to incentivize users to desire to engage in the social media site and the related advertising, by providing less intrusive ads and the same "free to use" web-based experience all people seek and enjoy.

Xhibit will continue to develop and grow domains in strategic verticals. Xhibit's enhanced ability to develop additional revenue from its IP and data, coupled with direct advertiser relationships, allows the Company to outbid competitors when vying for advertising, giving Xhibit a competitive advantage when developing its online portfolio of products and services. Xhibit also plans to drive ad agency and publisher network traffic to its domains, games, mobile and tablet apps, seeking a self-sustaining critical mass of participants for its online communities.

Movie/Celebrity Focused Networks and Communities

The projects described below are currently under development and there is no guarantee they will ever come to fruition.

Xhibit is developing a celebrity following app that allows stars to personally record and distribute rich media content inside the app and simultaneously through Facebook, Twitter, and other social media platforms, while growing their fan bases all in one place.

The MovieSocial project is an interactive site and mobile app that allows users to explore the latest movie trailers, buy tickets, invite friends or find a movie partner, and earn exclusive points. It allows users to discuss, blog, and vote on movies and earn rewards and badges for that interaction. The MovieSocial platform is also designed to help production companies deliver movie trailer views to interested people throughout the site and mobile app, as well as through email and mobile traffic across XI United's advertising channels on a performance basis.

These Xhibit built and owned communities are designed to become a way for people to connect with others across the world based on shared areas of interest. Management believes that growing social mobile and web communities allows for better targeted advertising and, with a large community, can add substantially to XI United’s, AdBind's, and Lead Revolution’s advertising capabilities. User engagement and understanding consumers are key to advertising. Owning proprietary mobile apps and websites, coupled with its ad agency resources, is designed to give Xhibit the ability to maintain even higher quality and more targeted ad placements for its clients.

Online and Mobile Games

The projects described below are currently under development and there is no guarantee they will ever come to fruition.

Xhibit's management believes that social games represent a new form of entertainment that will continue to capture an increasing proportion of consumer leisure time. In addition, social games are the most popular applications on Facebook. The Company is basing its game development model on the premise that games and gaming have been, and will continue to be, a key driver of engagement on social networks, and increasingly on mobile platforms. Xhibit has several mobile and Facebook games under development. These games are a work in progress and there is no guarantee when or if they will be available to the public or as a Company offering or product. Angry Caveman is the game furthest along in the development process and Xhibit expects to have it ready for beta testing during the fourth quarter of 2012. None of the other games in development have working titles or planned launched dates. Xhibit’s web versions of these games are planned to require client side Flash to run but data is stored on servers through a remote location, whereas the mobile and tablet versions are planned to use a client side app to improve functionality.

As consumers gravitate toward more social forms of online entertainment, Xhibit expects that social games will capture an increasing portion of the overall $49 billion video game software market, as estimated for 2011 by International Data Corporation.

Xhibit believes that a player-centric approach is the key to success in social games. Games acquired and/or developed by Xhibit are designed to be:

•
Accessible by Everyone, Anywhere, Any Time. Xhibit intends to design games so that they are easy to learn, playable in short sessions and accessible on multiple platforms. They will operate as live services that can be played anytime and anywhere.

•
Social. Games are most engaging and fun when they are social. Xhibit intends to provide a community of players with simple ways to find their friends online and connect, play and share with them. In addition to leveraging the viral and social features provided by social networks, Xhibit designs and innovates social mechanics into its games.

•
Free. Xhibit's free-to-play model attracts a larger audience than a traditional pay-to-play approach. This enables a higher degree of social interaction and improves the game experience for all players. Players can choose to purchase virtual goods to enhance their game experience.

•
Fun. Xhibit intends for games to be fun and engaging by regularly delivering new content, features, quests, challenges and virtual goods that enhance the experience for players. As a result, the games are a perpetual source of play, evolving with a community of players over time. Players express their personalities by designing and customizing the appearances of their characters and building and decorating their own virtual presence and environments.

Xhibit Social Games

Xhibit designs social games to provide players with shared experiences that surprise and delight them. Its social games will leverage the global connectivity and distribution of the Company's proprietary social network on Facebook, other social networks and mobile platforms, such as Apple iOS and Google Android. The games will be free to play, span a number of genres and attract a community of players that is demographically and geographically diverse.

Xhibit plans to follow the current popular trend of integrating its games through social media networks like Facebook and the emergence of the mobile operating systems to take advantage of the acceptance and popularity games have in those settings. Facebook, in particular, has been very receptive to third-party game developers and has published tutorials to encourage and promote such development. Accordingly, Xhibit expects to develop games that are compatible with their platform to help make its games operational on their site and consistent with what is accepted by their users. In addition, Xhibit is exploring the benefits of integrating its game structure with Facebook Credits, which is a payment method developed and used by Facebook. In the event new and additional social networks are developed and attain popularity, Xhibit expects to follow similar strategies to harmonize its games with their platforms.

Similarly, mobile operating systems have opened their platforms to developers, like Xhibit, transforming the creation, distribution and consumption of digital content. In this “App Economy,” as it has become known, developers can create applications accessing unique features of the platforms, distribute applications digitally to a broad audience and regularly update existing applications. Social networking sites and mobile application stores have become mass market consumer destinations where content, like online games, is easy to find, immediately accessible and always available. Xhibit believes this represents a new form of entertainment that it can pursue to capture an increasing proportion of consumer leisure time, as it believes these types of social games will continue to be a key driver of engagement on social networks and mobile systems.

Xhibit intends to provide games as live services and will update them with fresh content and new features to make them more social, enhance player engagement and improve monetization. Xhibit can then analyze the data generated by players' game play and social interactions to guide the creation of new content and features. This ongoing feedback loop to keeps games compelling and enhances the player experience.

Xhibit games will be designed to inspire and enable players to express their personalities by customizing the appearances of their characters and building and enhancing their environment. Players then invest time in the games in a variety of ways. Through activities, players advance in the game, which the industry refers to as leveling up. Players can choose to advance in the game by investing additional time, requesting help from their friends or purchasing virtual goods.

The Social Experience

The social design of Xhibit's games are at the core of the way players experience the games. Xhibit's games will encourage players to quickly connect to their friends when they start a game and to build and enhance these relationships throughout the game experience.

Virtual Goods

In most of Xhibit's games, players will earn virtual goods through game play, receive them as gifts or purchase them. Virtual goods are digital representations of real world goods. Through virtual goods players are able to extend their play sessions, enhance or personalize their game environments, accelerate their progress in games and share and trade with friends. A player's acquisition, gifting and purchase of virtual goods create social interaction that increases their engagement with games and with each other.

The primary revenue source from Xhibit games will be the sale of virtual currency that players use to buy in-game virtual goods. Some forms of virtual currency are earned through game play, while other forms can only be acquired for cash or, in some cases, by accepting promotional offers from Xhibit's advertising partners.

The following summary provides examples of the benefits received by players from the purchase of virtual goods:

•	Invest and Express. Many Xhibit games will offer players the opportunity to purchase decorative and functional items to personalize their game environment and express their individual taste or style.

•	Gift. Xhibit games will offer players the opportunity to purchase gifts for their friends. Other features will tie offline events to online social interactions and virtual goods purchases.

•	Contribute to Social Causes. Xhibit will enable players to contribute to charitable causes that they believe in by purchasing specially created virtual goods in-game.

Xhibit’s strategy is to follow the launch of our games with increased selection, additional merchandising and more payment options to increase the sale of its virtual goods. Its expectation is that players will purchase these goods to extend their play sessions, personalize their game environments, accelerate their progress or send unique gifts to their friends. While Xhibit has not yet determined which payment methods it will offer and accept, it is exploring the use of Facebook Credits, which allows users to pay for credits through Facebook and then apply them to particular applications such as online games. Xhibit is also considering offering a direct payment option through its own websites.

Advertising

A second revenue source for Xhibit games will be through advertising. Xhibit will pursue these additional revenue opportunities with offerings such as branded virtual goods and sponsorships.

Xhibit expects to utilize its advertising services and expertise to offer creative ways for marketers and advertisers to reach and engage with its players. The goal of our engagement-based advertising is to enhance the player experience while delivering real value to advertisers. Xhibit is looking to generate revenue through offerings such as:

●	Branded Virtual Goods and Sponsorships, where it would allow advertisers to brand its virtual goods and integrate advertising into its games;

●	Engagement Ads, where players could answer certain questions regarding engagement ads to earn virtual currency in the games; and

●	Mobile Ads, where ad-supported and ad-free paid download versions of games would be available for mobile users.

Xhibit Technology

Xhibit architecture is based on the standard F/OSS stack. Xhibit uses a PHP application, designed to run both on the standard Apache server, and also uses PHP FPM. This enables Xhibit to pick between using a standard Apache server, or, when scalability dictates, move to a multi-tier architecture using a faster web server, such as NginX. This will also enable Xhibit to divide its resources between front-end and application parts, and enable full load-balancing and high-availability scaling. This is the same web front-end that runs the world's heaviest use sites, with Facebook being a prime example.

The database is currently a standard GA MySQL instance, but Xhibit is able to quickly move to a more scalable implementation, like Percona XTraDB, and from there scale further either towards a multi-master MySQL deployment, or even towards a Gelera-enabled XtraDB Cluster if the need should arise. However, management believes its existing database is sufficient for the foreseeable future since regular multi-master multi-slave scalable MySQL has been proven in usage, and now without any problems powers websites such as Twitter.

Xhibit's security is both perimeter based and also design based. Xhibit started with an industry-leading Cisco ASA firewall, but has also employed full database built-in security, and combined them in a system designed to protect all its mission-critical and confidential data. Also, for both database reasons, and for reasons regarding database stability, Xhibit does not deploy its database back-end in the cloud, but instead insists on hosting it all only on physical, dedicated servers, to which Xhibit, and only Xhibit, has full access and control. Finally, using the F/OSS software, management believes Xhibit is using the best tested and reviewed applications available.

In short, the entire system is a combination of a well supported and widely deployed F/OSS stack, the same one running some of the biggest and the world's most visited websites, carefully integrated into Xhibit's custom system, and then tied together using Xhibit's in-house software, creating a hugely scalable, resilient and easy to expand architecture. Based on the best use-case scenarios used by the industry leaders, and then customized and optimized to suit Xhibit's needs, management believes that this system gives Xhibit all available advantages and puts Xhibit in a position to grow all the way to the top, while retaining control and also providing Xhibit with the security and the ability to fully customize it as Xhibit sees fit.

All Xhibit technologies are built with the principles of speed, reliability and easy scalability in mind. These goals are often obtained by utilizing a unique combination of custom-built software and reliable hardware with fail-safe mechanisms.

Historically, Xhibit has outsourced its API calls (Application Programming Interface Calls) and database management architecture which was developed and currently maintained by an independent contractor who works out of Serbia. Xhibit has recently formed a wholly owned subsidiary in Bosnia, Xhibit D.O.O., to perform certain software programming and product development services. Xhibit’s independent contractor plans to relocate to Bosnia to be employed by Xhibit D.O.O. and work with Xhibit's other software developers who are developing its social media and online gaming software as an employee of this Bosnia subsidiary. As of the filing of this Form 8-K, this process has not been completed.  See "Risk Factors – We rely on our foreign employees and independent contractors."

Xhibit multiplayer gaming platforms have both client side and server side.

Client side is a Flash/ActionScript3 based application based on ASISO engine with custom graphics and gameplay. All clients are communicating over TCP/IP with our complex server side infrastructure, which is designed to support load balancing, fail-safe recovery and easy scalability of every component in the system. This means that all components can effectively run on one server or hundreds of servers if the load requires it. Some of the components are gameplay servers, image manipulation servers or central hubs.

All of Xhibit gaming projects use in-house 3D modelers and animators.

AdBind.com's tracking platforms are designed to deliver ads through a cluster of web servers with a backend mechanism geared to optimizing the ad conversion by connecting the right ad with the right visitor.

FlyReply.com's delivery platform is custom software, written in PHP/JavaScript and designed to manage hundreds of millions of emails with detailed reporting and easy to use list management features. The technology ensures proper email delivery by using industry standard licensed PowerMTA software.

Since all Xhibit social networks are planned to attract high traffic, the Company is developing a system that will be able to handle high and sudden bursts of traffic. This will be attained by designing native mobile and web applications that communicate to Xhibit's cloud servers through a load balancer with fail-safe mechanisms, which then distributes the load to multiple web servers and creates new instances of web servers on-the-fly to effectively and efficiently manage the bursts of traffic. When the traffic slows down, the extra web server instances would be automatically shutdown in order to keep hosting costs at a minimum.

Other Information

Proprietary Rights

Xhibit's business is significantly based on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code and trade secrets that the Company uses to develop its products and to enable them to run properly on multiple platforms. Other intellectual property created by Xhibit includes audio-visual elements, including graphics, music, story lines and interface design.

While most of the intellectual property utilized by Xhibit is created in house, the Company has acquired rights to certain proprietary intellectual property. It has also obtained rights to use intellectual property through licenses and service agreements with third parties. These licenses typically limit Xhibit's use of intellectual property to specific uses and for specific time periods.

Xhibit protects its intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. The Company controls access to its proprietary technology by entering into confidentiality and invention assignment agreements with employees and contractors, and confidentiality agreements with third parties. Xhibit also actively engages in monitoring and enforcement activities with respect to infringing uses of its intellectual property by third parties.

In addition to these contractual arrangements, Xhibit also relies on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect its products and other intellectual property. The Company typically owns the copyright to the software code to its content, as well as the brand or title name trademark under which the products are marketed. Xhibit pursues the registration of its domain names, trademarks, and service marks in the United States and in locations outside the United States. We have submitted trademark applications to, and received filing receipts from, the United States Patent and Trademark Office (“USPTO”) for “FlyReply™,” AdBind™” and “Mooke™.” We are awaiting review by the USPTO. If our trademark registration applications are approved, we will have several subsequent filings and renewals including a Statement of Use with the USPTO approximately six months later, a Declaration of Use between the fifth and sixth year after registration, and an application for renewal between the ninth and tenth years after registration and then again every ten years thereafter.

We are in the process of applying for registration of certain other tradenames, including " Xhibit ," "Lead Revolution," "Movie Social", and “Yoosip." Upon obtaining USPTO registrations for any of the foregoing marks, we will have to generally comply with the same filing requirements described above with respect to Fly Reply™. To date, except as described above, we have not yet made any other formal applications for intellectual property rights protection, other than registration of domain names with authorized domain name registrars.

Circumstances outside Xhibit's control could pose a threat to its intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which Xhibit's products are distributed. Also, the efforts Xhibit has taken to protect its proprietary rights may not be sufficient or effective. Any significant impairment of Xhibit's intellectual property rights could harm its business or its ability to compete. Also, protecting Xhibit intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of the Company's intellectual property could make it more expensive to do business, thereby harming operating results.

Companies in the Internet, games, social media, technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against the Company based on allegations of infringement or other violations of intellectual property rights. From time to time Xhibit expects to face allegations by third parties, including competitors that the Company has infringed on their trademarks, copyrights, patents and other intellectual property rights. As Xhibit faces increasing competition and as the business grows, the Company will likely face more claims of infringement.

Research And Development

During the three-year period ended December 31, 2011, Xhibit and its predecessor companies incurred less than $100,000 in costs related to research and development activities. The Company expects to continue increasing levels of ongoing research and development activities for the foreseeable future as it pursues development of online games and social media.

Government Regulation

Xhibit is subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm its business. In the United States and internationally, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could harm Xhibit's business. Xhibit is potentially subject to a number of foreign and domestic laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ill defined, still evolving and could be interpreted in ways that could harm Xhibit's business or expose us to liability.

In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to Xhibit's social properties, games, advertising and applications or restrict or impose additional costs upon the conduct of Xhibit's business.

Xhibit, through its ad agency subsidiary, also sometimes offers customers various types of sweepstakes, giveaways and promotion opportunities. The Company is subject to laws in a number of jurisdictions concerning the operation and offering of such activities and games, many of which are still evolving and could be interpreted in ways that could harm Xhibit's business. Any court ruling or other governmental action that imposes liability on providers of online services could result in criminal or civil liability and could harm Xhibit's business.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California's Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on Xhibit's part to comply with these laws may subject it to significant liabilities.

Xhibit is also subject to federal, state and foreign laws regarding privacy and protection of customer data. The Company posts its Privacy Policy and Terms of Service online, which describes corporate practices concerning the use, transmission and disclosure of player data. Any failure by the Company to comply with posted privacy policy or privacy related laws and regulations could result in proceedings against Xhibit by governmental authorities or others, which could harm the Company's business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with current corporate data protection practices. Complying with these varying international requirements could cause the Company to incur additional costs and change our business practices. Further, any failure by the Company to adequately protect customers' privacy and data could result in a loss of businesses’ or user’s confidence in Xhibit's services and ultimately in a loss of customers, which could adversely affect the Company's business.

In addition, because Xhibit's services are accessible worldwide, certain foreign jurisdictions have claimed and others may claim that Xhibit is required to comply with their laws, including in jurisdictions where Xhibit has no local entity, employees, or infrastructure. Domestically, many states have enacted legislation to collect sales tax from online transactions. Congress currently has three separate bills pending which address e-commerce. We expect to see increased legislation of online transactions, compliance with which will create a greater burden on our operations and revenue.

Employees

Currently , Xhibit has 25 full-time employees and no part-time employees, and the Registrant has 2 full-time employees. The Company's future success will depend, in part, on its ability to attract, retain, and motivate highly qualified sales, technical and management personnel.  From time to time, the Company may employ independent consultants or contractors to support its research and development, marketing, sales, accounting and administrative organizations.  None of the Company's employees are represented by any collective bargaining unit.

Property

Xhibit leases approximately 15,811 square feet of office space for its corporate headquarters in Tempe, Arizona under a lease from PKY Fund II Phoenix I, LLC that expires on December 31, 2018. The Company's executive offices are located at 80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281, (602) 281-3554. The Company is not affiliated with its lessor. This facility currently accommodates the Company's principal executive, development, engineering, marketing, business development, human resources, finance, legal, information technology and administrative activities.

Management believes that the Company's existing facilities are sufficient for its current needs. The Company intends to add new facilities and expand its existing facilities as the Company adds employees and expand its markets, and management believes that suitable additional or substitute space will be available as needed to accommodate any such expansion of the Company's operations.

Legal Proceedings

The Company is not involved in any material legal proceedings as of the date of this Report. From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, management currently believes that the final outcome of these matters will not have a material adverse effect on the Company's business. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

Competition

The ad agency, ad network and performance based marketing sectors are very competitive and continue to evolve on a regular basis. The Company faces significant competition in all aspects of these divisions.

Competitors in the ad network, ad agency and performance based marketing arena include but are not limited to: Omnicom Group, WPP Group, Interpublic Group of Companies, Publicis Groupe, Dentsu, Havas Suresnes, Aegis Group, Hakuhodo DY Holdings, Asatsu-DK, MDC Partners, Sapient, Digitas, aQuantive, Aspen Marketing Services, Cheil Communications, Monster Worldwide, WB Doner & Company, Cossette Communication Group, Richards Group, Bartle Bogle Hegarty, M&C Saatchi, Chime Communications, Merkle Lanham, Wieden+Kennedy, RPA, Cramer-Krasselt, ChoicePoint Precision Marketing, XL Marketing, AdConian Direct, and ValueClick Media.

The technology and development space is also highly competitive. Some of Xhibit's top competitors include: IBM, Hewlett Packard, and Microsoft, as well as many smaller private companies.

The ESP and CRM industry is very competitive. Some of Xhibit's competitors include but are not limited to: SalesForce.com, Microsoft CRM, SAP AG, AmDocs, Oracle, constant contact, iContact, bronto mail, silverpop, ExactTarget, Aweber, mailchimp, resultsmail, getresponse, and bluehornett. Xhibit competes in this market with respect to product functionality, performance and reliability, integrated solutions, delivery rates, customer support, cost and ease of use. Xhibit competes in this area primarily on the results it gets for its clients in terms of new customers generated by ad campaigns.

The social media sector is intensely competitive and is rapidly evolving. Xhibit faces significant competition in all aspects of its business. Specifically, Xhibit competes for the leisure time, attention and discretionary spending of its users with other social media companies and game developers on the basis of a number of factors, including quality of user experience, ease of use, brand awareness and reputation and access to distribution channels.

Xhibit believes it competes favorably on these factors. However, its industry is evolving rapidly and is becoming increasingly competitive. Other developers of social media and games could develop more compelling content that competes with Xhibit's social media and games and adversely affects its ability to attract and retain users, players and increase their average user engagement time. These competitors, including companies of which management may not be currently aware, may take advantage of social networks, and other advertising methods to access to a large user base and their network effects to grow rapidly and virally.

Xhibit's social media competitors include:

•
Social Media and Game Developers for Facebook, and Other Social Networks: Xhibit faces competition from a number of competitors who develop social media and games for use on Facebook, and other social networks. These competitors, some of which have significant financial, technical and other resources, greater name recognition and have longer operating histories, may create similar sites and games to reach Xhibit's players. Some of these competitors include Google, Pinterest, Twitter, Microsoft, Facebook, Zynga, Inc., Crowdstar, Inc., Electronic Arts Inc., The Walt Disney Company, Vostu, Ltd. and wooga GmbH. Because Xhibit's sites and games are free to use and play, Xhibit competes primarily on the basis of player experience rather than price. Xhibit could face additional competition if large companies with significant online presences, such as Amazon.com, Inc., Facebook, Inc., Google Inc., Microsoft Corporation, Tencent Holdings Limited and Yahoo! Inc., choose to enter or expand more in the social media and games space or develop competing social properties and games.

•
Social Media and Game Developers for Mobile and Tablet Devices: The mobile social and game sector is characterized by frequent product introductions, rapidly emerging mobile platforms, new technologies and new mobile application storefronts. Some of Xhibit's competitors in the mobile market include Google, Pinterest, Twitter, Microsoft, Facebook, Zynga, Inc., Electronic Arts, DeNA Co. Ltd., Gameloft, Glu Mobile, Rovio Mobile Ltd and Storm8, Inc. and many others. Xhibit expects new mobile and game app competitors to enter the market and existing competitors to allocate more resources to develop and market competing games and applications.

•
Other Social Media and Game Developers: Xhibit's users also play other games on PC and consoles, some of which include social features that compete with its social games and have community functions where game developers can engage with their players. Some of these competitors include Google, Pinterest, Twitter, Microsoft, Facebook, Zynga, Inc., Activision Blizzard, Inc., Big Fish Games, Inc., Electronic Arts, SEGA of America, Inc., THQ Inc. and The Walt Disney Company.

•
Other Forms of Media and Entertainment: Xhibit competes more broadly for the leisure time and attention of its users and players with providers of other forms of Internet and mobile entertainment, including social networking, online casual entertainment and music. To the extent existing or potential players choose to read, watch or listen to online content or streaming video or radio, or play interactive video games at home or on their computer or mobile devices rather than play social games, these content services pose a competitive threat.

Management's Discussion and Analysis of Financial Condition and Results of Operations – Xhibit

The following discussion should be read in conjunction with Xhibit's audited and unaudited financial statements and associated notes filed with this Form 8-K.

Overview

Xhibit, LLC (referred to in this Management's Discussion and Analysis section as “Xhibit” or the "Company”) was organized on July 18, 2011 as a Nevada limited liability company.  On August 9, 2011 Xhibit entered into a Unit Exchange Agreement whereby the members of SpyFire Interactive, LLC (“SpyFire”) and Stacked Digital, LLC (“Stacked”) exchanged 100% of their membership units for 18,292,319 of the Company’s units.  Concurrent with this transaction, SpyFire and Stacked became wholly-owned subsidiaries of the Company. There is common ownership and management among all three companies. The Company, through its subsidiaries, is an online marketing and advertising company providing targeted and measurable online advertising campaigns and programs for a broad base of advertisers and advertising agency customers.  The Company enables marketers to advertise and sell their products and services through major online marketing channels including display advertising and affiliate marketing networks.

Application of Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section when such policies affect our reported or expected financial results.

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective, and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Concentrations and Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable.   All cash balances are maintained in a single bank and may from time to time exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits.  Regarding trade accounts receivable, the Company minimizes its credit risk by performing credit evaluations of its customers and or limiting the amount of credit extended.  Accounts receivable balances are carried net of any allowances for doubtful accounts.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and note payable approximate fair value because of the short maturities of those instruments.

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at costs, less an allowance for doubtful accounts.  On a period basis, management evaluates accounts receivable balances and establishes an allowance for doubtful accounts based on history of past write-offs, collections and current credit considerations.  Interest is not accrued on overdue receivables nor is collateral obtained on any amounts due.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable.  The Company recognizes revenue at the time services are performed and sales are generated on behalf of their customers.  Revenue is presented net of discounts and allowances.  We record and report revenue on gross amounts billed to customers when the following criteria are met, in accordance with ASC 605-45-45:

•	The Company is the primary obligor;

•	The Company has credit risk;

•	The Company has reasonable latitude within economic constraints to negotiate prices and terms with its customers.

Advertising

Advertising costs are expensed as incurred.

Research and Development

Research and development costs are expensed until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with accounting guidance for software. Because our current process for developing software is essentially completed concurrently with the establishment of technological feasibility, which occurs upon completion of a working model, no costs have been capitalized for any of the periods presented.

Income Taxes

The Company is a limited liability company, and therefore is not subject to income tax, as any income or loss is allocated to and included in the personal income tax return of its members.  Accordingly, no provision is made for income taxes in the financial statements.

Segment Reporting

The Company operates in one segment, internet marketing. All revenues and operations are within the United States.

Results of Operations

Financial Presentation

The following sets forth a discussion and analysis of the Company's financial condition and results of operations for the year ended December 31, 2011 and the combined operations of Spyfire and Stacked for the year ended December 31, 2010 and for the quarters ended March 31, 2012 (the Company consolidated) and March 31, 2011 (Spyfire and Stacked combined). This discussion and analysis should be read in conjunction with our consolidated financial statements appearing elsewhere in this Form 8-K. The following discussion contains forward-looking statements. Our actual results may differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors," beginning on page 33 of this Form 8-K.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues. The Company generated revenue of $6,351,384 for the year ended December 31, 2011 compared to revenue of $2,367,720 for the year ended December 31, 2010, an increase of $3,983,664 or  approximately 168%. Of this increase, approximately $2.9 million was attributable to a contract entered into with a single large customer, AdCafe, in June 2011 and the insertion order for a specific ad campaign for this customer.  While this contract provided substantial revenue, it resulted in only nominal margins as it was intended to drive revenues to the Company's affiliate network for the purpose of creating network scale and volume. The contract with this customer had an initial term of one year and was initially renewed by management for an additional one year period. However, the Company and AdCafe decided to discontinue the insertion order under the contract in late June 2012. Accordingly, this contract will not produce any additional revenue unless a new insertion order is generated for a new ad campaign, which is not expected to occur.

The remaining approximate $1.1 million increase in revenue came primarily from digital ad campaigns developed for new customers and increased volumes with existing customers. Of the overall approximate $4 million increase in year over year revenue, virtually all of it was due to increased sales volume. During 2011, the Company had a high concentration of revenue and credit risk as its 5 largest customers accounted for approximately 64% of its total revenues.

Cost of Revenues. Cost of revenues was $3,760,553 for the year ended December 31, 2011 compared to $788,898 for the year ended December 31, 2010, an increase of $2,971,655 or 377%.

Cost of revenues consists primarily of amounts the Company pays to website publishers on its Lead Revolution network and revenue share payments made to various list owners from whom the Company has agreements to utilize their consumer contact information.  Also included in cost of revenues are payments made to email service providers and payroll costs associated with our network and email delivery services.  The substantial increase in cost of revenues was driven by increased sales volume and in particular the cost of sales to support the AdCafe revenues.

Gross Profit. Gross profit was $2,590,831 for the year ended December 31, 2011 compared to $1,578,822 for the year ended December 31, 2010. While overall gross profit increased  $1,012,009 or 64%, as a result of additional sales to new customers and expanded sales to existing customers, gross profit margin percentage decreased to 41% for the year ended December 31, 2011 from 67% for the year ended December 31, 2010. This decrease in gross margin percentage was due to a single new large customer signed in the second half of 2011 whose contract yields nominal gross margins.  The Company intends to use this customer to create scale and volume to enhance the attractiveness of its affiliate network.

Sales and marketing expenses. Sales and marketing expenses were $388,589 for the year ended December 31, 2011 compared to $193,725 for the year ended December 31, 2010, which represents an increase of $194,864 or 101%. The increase was in accord with the increase in revenues and was due primarily to additional payroll cost incurred as the Company increased personnel to support its future growth plans.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2011 were $2,481,846 compared to $230,745 for the year ended December 31, 2010.

This increase of $2,251,101 was the result of increased payroll costs  as the Company began increasing the number of employees during the third and fourth quarter of 2011 by hiring a full time CFO and other senior officers in anticipation of becoming a public company and to support its aggressive growth strategies. Many of the employees who were hired either previously served as independent contractors for the Company or had their own companies they operated as sole proprietorships. To entice these people from operating businesses in which they were successful, the Company not only needed to offer competitive  salaries at or above market rates but also had to offer equity incentives. Of the total $2,251,101 increase in general and administrative expenses, $1,456,568 was attributable to non-cash stock-based compensation expense for membership units issued to certain key employees. Also contributing to the increase were legal fees and accounting costs related to merging the subsidiaries into the Company and preparing for filings with the SEC.

Research and development expenses.  Research and development expenses for the year ended December 31, 2011 were $49,820 as compared to zero for the year ended December 31, 2010.  In 2011, the Company began incurring research and development costs for the first time as it began to develop new products and services in support of its future growth plans.

Operating loss. In the year ended December 31, 2011, the Company had an operating loss of $329,424 compared to operating income of $1,154,352 for the year ended December 31, 2010, a decrease in profitability of $1,483,776 or 129%.

This decrease from profitability was the result of a $1,456,568 non-cash stock-based compensation expense recorded in general and administrative expense for membership units issued to certain key employees as inducement to attract these highly qualified individuals. Additionally, in order to rapidly expand and increase its market share management needed to hire a talented team of creative entrepreneurs who demanded high salaries and develop the infrastructure necessary to become a public company. Although the Company has high margins, it is deploying all available capital into expanding the business.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Revenues. The substantial increase in revenue to $2,162,334 during the quarter ended March 31, 2012 from $870,315 during the quarter ended March 31, 2011, an increase of $1,292,019 or 148%, evidences the ongoing additional revenue generated by a single new large customer contract which was not in place during the quarter ended March 31, 2011.  The balance of the increase is primarily from new customers that were not doing business with the Company in the prior year first quarter.

Cost of revenues. Cost of revenues was $1,427,340 in the quarter ended March 31, 2012 as compared to $274,398 in the quarter ended March 31, 2011, an increase of $1,152,942 or 420%. Cost of revenues increased at a much higher rate than the increase in revenue itself as the Company's contract with a single new large customer that took effect in June 2011 and had ongoing impact into the first quarter of 2012 has much lower margins than its other customer contracts.

Gross Profit. Gross profit for the quarter ended March 31, 2012 was $734,994 and was $595,917 for the quarter ended March 31, 2011. While overall gross profit increased $139,077 or 23%, as a result of new business generated over the previous year quarter, gross profit margin percentage decreased to 34% for the quarter ended March 31, 2012 versus 69% for the quarter ended March 31, 2011. This decrease in gross profit percentage is due to the impact of a single large customer that yields nominal gross margins. The Company intends to use this customer to create scale and volume to enhance the attractiveness of its affiliate network.

Sales and marketing expenses. Sales and marketing expenses increased to $165,983 in the three months ended March 31, 2012 compared to $31,988 in the three months ended March 31, 2011, an increase of $133,995 or 419%, primarily as a result of higher payroll costs incurred as the Company expanded its sales and marketing efforts to support future growth plans and new product offerings.

General and administrative expenses. General and administrative expenses were $670,662 for  the three months ended March 31, 2012 compared to $98,715 for the three months ended March 31, 2011.  The $571,947 or 580% increase is primarily a result of increased payroll costs incurred while the Company builds out its infrastructure to support its future growth plans.   Additionally, the Company has incurred increased legal expenses and accounting costs related to preparing the Company for its mergers and planned public company status.

Research and development. Research and development expense increased to $87,326 for the quarter ended March 31, 2012 from $9,000 for the quarter ended March 31, 2011, an increase of $78,326 or 870%. This increase reflects the Company's focus on developing new web and mobile based products, services and technologies in support of its growth strategies.  These expenditures consist primarily of programming and software development related services.

Operating loss. The Company had an operating loss of $188,977 for the quarter ended March 31, 2012 as compared to operating income of $456,214 for the quarter ended March 31, 2011, a decrease in profitability of $645,191 or 141%. The current quarter loss was primarily a result of the significant increase in payroll costs associated with the hiring of additional employees, legal fees, and increased sales and marketing expenses as the Company sought to develop the infrastructure to support its aggressive growth plans and expand its market share and product offerings.

Liquidity and capital resources. The Company has historically financed its operations through working capital generated from operations. During fiscal year 2011, the Company used working capital generated from operations, existing cash reserves and cash received through sales of equity to fund its operations and capital expenditures. The Company raised $875,000 through the sale of units in the Fall of 2011.

Net cash provided by operating activities totaled $898,268 for the year ended December 31, 2011. Net cash used in investing activities for the year ended December 31, 2011 of $31,949 was for the purchase of computers and office furniture.  Net cash used in financing activities for the year ended December 31, 2011 was $721,875. Included in financing activities was $875,000 the Company received for the sale of 1,050,000 of its units made in a private placement during 2011.

Current Liquidity and Capital Resources

At December 31, 2011, cash and cash equivalents amounted to $241,077 compared to $96,633 of cash and cash equivalents at December 31, 2010. The Company had approximately $569,563 of cash on hand as of March 31, 2012 as compared to $298,767 as of March 31, 2011.

On April 10, 2012, the Company repaid Mr. Richarde in full plus accrued interest for an outstanding loan he made to the Company in the remaining  amount of $225,665 on August 9, 2011. The note was originally in the amount of $333,516 and due December 31, 2011 but had been extended to June 30, 2012.

As of July 25, 2012, management believes that the Company's monthly required fixed cash operating expenditures are approximately $295,000 . Management estimates it will spend approximately $900,000 on capital expenditures during fiscal year 2012 to complete the build-out and furnish its corporate offices in Tempe, Arizona and acquire the necessary computers and related IT infrastructure to support its growth plans.

The Company has a note payable to two of its members, one in the amount of $500,000 and the second in the amount of $200,000, each of which earns simple interest at 10% and both of which are due and payable in September 2012.

Management intends to raise between $ 5 and $ 10 million on or before October 31 , 2012 to support its need to rapidly expand its operations and provide the working capital necessary to do so and to fund development of its online social media and games. The Board of Directors of the Company is also reviewing several strategic acquisitions and will need funding for these. Finally, as a public company, it will need capital to pay its ongoing legal and accounting expenses required to meet its reporting obligations.

Management believes this capital will be raised through the private placement of common stock of the post-Merger company. This private placement will most likely be at a discount to the market price and dilutive to shareholders. Of course, funding may not be available or on acceptable terms or at all. If the Company is not able to raise additional funds, it will have to curtail operations.

Based on the foregoing assumptions, management believes cash and cash equivalents on hand at May 25, 2012 will not be sufficient to meet our anticipated cash requirements for operations, funding our growth plans and repayment of debt obligations through the end of 2012.  As a result, the Company will need to raise additional capital, either through the issuance of additional notes payable or the sale of its shares to fund its working capital requirements and planned investment activities for 2012.  No assurances can be made that these funds will be available on a timely basis or in terms acceptable to the Company.

Other Commitments and Contingencies

On November 9, 2011 the Company entered into a lease agreement for corporate office space in Tempe, Arizona. The Company has occupied temporary premises since November 2011 in the same building as its corporate office suite while construction is underway to prepare it for use.  Under the terms of the agreement, the Company made a payment of $250,000 in 2011 for prepaid rent to be applied to the first (9) nine months' rent beginning with the commencement date of June 1, 2012.  Future minimum lease payments as of December 31, 2011 for the next five years and thereafter are as follows:

Year ending December 31,	Amount

2012	$125,022
2013	347,183
2014	368,923
2015	400,545
2016	432,167
Thereafter	668,015
Total	$2,341,855

The Company has no off-balance sheet arrangements.

Inflation

Management does not believe that the current levels of inflation in the United Stated have had a significant impact on the operations of the Company. If current levels of inflations hold steady, management does not believe future operations will be negatively impacted.

Risk Factors

Risks Related To Our Overall Business

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that we will continue to depend on relationships with various third parties, including technology and content providers, to grow our business. Identifying, negotiating and documenting relationships with third parties require significant time and resources, as does integrating third-party content and technology. Our agreements with technology and content providers and similar third parties are typically non-exclusive and do not prohibit them from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to these parties to favor their solutions or may prevent us from developing strategic relationships with these parties. In addition, these third parties may not perform as expected under our agreements with them, and we have had, and may in the future have, disagreements or disputes with these parties, which could negatively affect our brand and reputation. It is possible that these third parties may not be able to devote the resources we expect to the relationship. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to compete in the marketplace or to grow our revenue could be impaired, and our operating results would suffer. Even if we are successful, these relationships may not result in improved operating results.

We rely on our foreign employees and independent contractors.

We rely primarily on a programmer located in Serbia to manage our application programming interface calls and database management architecture and intend to rely on programmers in Bosnia to continue to develop our ESP, CRM solutions, social media and online gaming software. Our Serbian programmer is currently an independent contractor to us, and is not an employee, officer or director of the Company, although we are working towards making him an employee at our new Bosnian subsidiary, Xhibit D.O.O. The programmers in Bosnia have sole access to our source code. Overseas operations are inherently more difficult to manage and oversee, and while management believes that outsourcing the Company's programming work to Serbia and Bosnia is ultimately the most cost-effective way to develop high-quality products, there is no assurance that we will not experience difficulties with our overseas programmers.  In the event that our programmers fail to deliver high-quality code within the time frames and other parameters needed by the Company, it may be costly and take significant amounts of time to either resolve the issue with the existing programmers or locate alternate programmers for the Company.   Any political instability in Serbia or Bosnia may increase this risk. The Company could also lose access to its source code but management believes that it has access to a sufficient amount of code to duplicate it if required by using other programmers and so believes that while it may delay its operations would not prevent them altogether.

History of losses.

The Company generated a loss in the year ended December 31, 2011. Although we have high margins, we expect to experience a loss in fiscal 2012 as we have added a significant number of new employees who need some lead time to begin generating revenues.  Development of online games requires a substantial commitment to programming and software development expenses which may never be recouped if not used by our anticipated member base. If we are unable to generate profits and unable to obtain additional financing to meet out working capital requirements, we may have to curtail our business.

We must repay debt in the near future.

We owe $700,000 plus interest to two shareholders. If we fail to raise additional capital we may not be able to repay this indebtedness when due in September 2012. This may result in curtailing operations until we are able to repay this amount.

It may be difficult to predict our financial performance because our quarterly operating results may fluctuate.

Our revenue and operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our results of operations should not be relied upon as an indication of our future performance. Our results of operations have fallen below our own forecasts in the past and may also do so in some future periods. If this happens, the future market price of our common stock may fall significantly. The factors that may affect our quarterly operating results include, but are not limited to, the following:

♦	our commitment to putting our customers first even if it means forgoing short-term revenue opportunities;

♦	the cost of investing in our technology infrastructure may be greater than we anticipate;

♦	our ability to increase our customer base and customer engagement;

♦	disruptions or outages in our website availability, actual or perceived breaches of privacy, and compromises of our customer data;

♦	fluctuations in demand for our advertising solutions or changes in customer contracts;

♦
changes in our pricing and publisher compensation policies, the pricing and publisher compensation policies of our competitors, the pricing and publisher compensation policies of our advertiser customers, or the pricing policies for advertising on the Internet generally;

♦	our ability to increase sales of our products and solutions to new customers and expand sales of additional products and solutions to our existing customers;

♦	fluctuations in sales of different types of advertising, for example, the amount of advertising sold at higher rates rather than lower rates;

♦	the size and seasonal variability of our customers' spending;

♦	the timing and amount of sales and marketing expenses incurred to attract new advertisers;

♦	the extent to which existing customers renew their agreements with us and the timing and terms of those renewals;

♦
the loss of, or a significant reduction in business from, large customers resulting from, among other factors, the exercise of a cancellation clause within a contract, the non-renewal of a contract or an advertising insertion order or shifting business to a competitor when the lack of an exclusivity clause exists;

♦	fluctuations in click, lead, action, impression, and conversion rates;

♦	fluctuations in the amount of available advertising space, or views, on our networks;

♦	fluctuations in the cost of online and mobile advertising;

♦	the timing and costs of expanding our field sales organization and delays or inability in achieving expected productivity;

♦	the entrance of new competitors in our market whether by established companies or the entrance of new companies;

♦	costs related to acquisitions of technologies or businesses;

♦	possible impairments of the recorded amounts of goodwill, intangible assets, note receivable or other long-lived assets;

♦
the timing and amount of expenses associated with litigation, regulatory investigations or restructuring activities, including settlement costs and regulatory penalties assessed related to government enforcement actions;

♦
the adoption of new accounting pronouncements, or new interpretations of existing accounting pronouncements, that impact the manner in which we account for, measure or disclose our results of operations, financial position or other financial measures;

♦	fluctuations in levels of professional services fees or the incurrence of non-recurring costs;

♦	deterioration in the credit quality of our accounts receivable and an increase in the related provision;

♦	changes in tax laws or our interpretation of tax laws, changes in our effective income tax rate or the settlement of certain tax positions with tax authorities as a result of a tax audit;

♦	macroeconomic conditions in the United States, Europe and Asia; and

♦	general industry conditions.

Given our short operating history and the rapidly evolving market of online social media products, our historical operating results may not be useful in predicting our future operating results. We believe our rapid growth has masked the cyclicality and seasonality of our business. As our revenue growth rate slows, we expect that the cyclicality and seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate. In particular, we expect sales of our marketing solutions to be weaker in the third quarter of the year as Internet usage during the summer months generally slows.

Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Any decline in the economic prospects of advertisers or the economy generally may alter advertisers' current or prospective spending priorities, or may increase the time it takes us to close sales with advertisers, and could materially and adversely affect our business, results of operations, cash flows, and financial condition.

If we fail to effectively manage our growth, our business and operating results could be harmed.

We continue to experience rapid growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure. As of June 1, 2012, substantially all of our employees had been with us for less than one year. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, and we must maintain the beneficial aspects of our corporate culture. In particular, we intend to continue to make substantial investments to develop our games and increase our Internet marketing and advertising revenues. To attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. The risks of over-hiring or over-compensating and the challenges of integrating a rapidly growing employee base into our corporate culture are exacerbated by our rapid expansion. Additionally, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business and operating results could be adversely affected.

Additionally, if we do not effectively manage the growth of our business and operations, the quality of our solutions could suffer, which could negatively affect our brand, operating results and overall business. Further, we have made changes in the past, and will in the future make changes, to our features, products and services that our customers may not like, find useful or agree with. We may also decide to discontinue certain features, products or services, or charge for certain features, products or services that are currently free or increase fees for any of our features, products or services. If customers are unhappy with these changes, they may reduce or stop using our features, products or services. They may, in addition, choose to take other types of action against us such as organizing petitions or boycotts focused on our company, our website or any of our services, filing claims with the government or other regulatory bodies, or filing lawsuits against us. Any of these actions could negatively impact our customer growth and engagement and our brand, which would harm our business. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls, and our reporting systems and procedures by, among other things:

♦	improving our information technology infrastructure to maintain the effectiveness of our solutions;

♦
enhancing information and communication systems to ensure that our employees and offices around the world are well-coordinated and can effectively communicate with each other and our growing base of customers, enterprises and professional organizations;

♦	enhancing our internal controls to ensure timely and accurate reporting of all of our operations; and

♦	appropriately documenting our information technology systems and our business processes.

These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to publicly reporting companies will be impaired.

Failures of the third-party hardware, software and infrastructure on which we rely, including third-party data center hosting facilities, could impair the delivery of our solutions and adversely affect our business.

We rely on computer hardware purchased and software licensed from third parties in order to offer our products. This hardware and software may not continue to be available on commercially reasonable terms, or at all. If we lose the right to use any of this hardware or software or such hardware or software malfunctions, our customers could experience delays or be unable to access our services until we can obtain and integrate equivalent technology or repair the cause of the malfunctioning hardware or software. Any delays or failures associated with our services could upset our customers and harm our business.

We rely on bandwidth providers, ISPs, mobile providers and social networks to deliver messages to consumers on behalf of our clients. Any errors or defects in third-party hardware, software or infrastructure could result in errors, interruptions or a failure of our solutions. Furthermore, this hardware, software and infrastructure may not continue to be available on commercially reasonable terms, or at all. The loss of the right to use any of this hardware, software or infrastructure could limit access to our solutions.

We currently serve our clients from 6 third-party data center hosting facilities located primarily on the East Coast and Midwest. Although our network infrastructure is generally redundant in each of our data centers, our data storage and operational capabilities are not fully redundant across data centers. The owners and operators of these facilities do not guarantee that our clients' access to our solutions will be uninterrupted, error-free or secure. We do not control the operation of these facilities, and such facilities are vulnerable to damage or interruption from a tornado, earthquake, fire, cyber-attack, terrorist attack, power loss, telecommunications failure or similar catastrophic events. They also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in the delivery of our solutions. If for any reason our arrangement with one or more of the third-party data centers we use is terminated, we could incur additional expense in arranging for new facilities and support. In addition, the failure of the data centers to meet our capacity requirements could result in interruptions in the availability of our solutions or impair the functionality of our solutions, which could adversely affect our business.

Errors, defects, disruptions or other performance problems with the delivery of our suite of cross-channel, interactive marketing solutions may reduce our revenue, harm our reputation and brand and adversely affect our contract renewals and our ability to attract new clients. In addition, some of our client agreements require us to issue credits for downtime in excess of certain thresholds, and in some instances give our clients the ability to terminate the agreements in the event of significant amounts of downtime. Our business, growth prospects and operating results will also be harmed if our clients and potential clients are not confident that our solutions are reliable.

As we add data centers and increase capacity in data centers to accommodate increased demand, our costs and expenses associated with these efforts may adversely affect our operating results, liquidity and financial condition.

Programming errors or flaws in our products could harm our reputation or decrease market acceptance of our products, which would harm our operating results.

 Our products (particularly our apps and games) may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch, particularly as we launch new products and rapidly release new features to existing products under tight time constraints. We believe that if our customers and users have a negative experience with our products, they may be less inclined to continue or resume using our products or recommend our products to other potential customers and users. Undetected programming errors, product defects and data corruption can disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our customers to stop using our products, divert our resources and delay market acceptance of our products, any of which could result in legal liability to us or harm our operating results.

Many individuals are using devices other than personal computers to access the Internet. If users of these devices do not widely adopt solutions we develop for these devices, our business could be adversely affected.

The number of people who access the Internet through devices other than personal computers, including mobile telephones, personal digital assistants, smart phones and handheld tablets or computers, has increased dramatically in the past few years and is projected to continue to increase. If we are unable to develop mobile solutions to meet the needs of our users, our business could suffer. Additionally, as new devices and new platforms are continually being released, it is difficult to predict the problems we may encounter in developing versions of our solutions for use on these alternative devices, and we may need to devote significant resources to the creation, support, and maintenance of such devices.

Enterprises or professional organizations, including governmental agencies, may restrict access to our website, which could lead to the loss or slowing of growth in our customer or user base, or the level of user engagement.

Our solutions depend on the ability of our users and customers to access the Internet and our websites. Enterprises or professional organizations, including governmental agencies, could block access to our websites or the Internet generally for a number of reasons such as security or confidentiality concerns or regulatory reasons, or block or limit access to our websites, the value of our network could be negatively impacted, which would adversely affect our ability to offer subscriptions to our users, enterprises, professional organizations and customers.

If we lose the services of any members of our senior management team, we may not be able to execute our business strategy.

Our success depends in a large part upon the continued service of our senior management team. In particular, our co-founder and Chief Executive Officer, Chris Richarde, is critical to our vision, strategic direction, culture, products and technology. Our Chief Technical Officer, Dzenis Softic, is critical to the development of all our intellectual property. Mirco Pasqulaini, Xhibit's Digital Creative Architect,  is also critically important as he assists Dzenis Softic and the team of Bosnian programmers that develop all of the Company's products. We do not maintain key-man insurance for Mr. Richarde, Mr. Pasqulaini, Mr. Softic, or any other member of our senior management team. All three of these members of Xhibit's management team have at-will employment agreements with NB, Xhibit, or one of its subsidiaries, and can leave at any time. The loss of Mr. Richarde, Mr. Softic, or Mr. Pasqulaini, even temporarily, or any other member of senior management would harm our business.

We depend on world class talent to grow and operate our business, and if we are unable to hire, retain and motivate our personnel, we may not be able to grow effectively.

Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain world class talent. Our ability to execute efficiently is dependent upon contributions from all of our employees, in particular our senior management team. Key institutional knowledge remains with a small group of employees whom we may not be able to retain. We may not be able to retain the services of any of our key employees or members of senior management in the future. We only have at-will employment agreements with our key employees, and we do not maintain key person life insurance for any employee. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed.

Our growth strategy also depends on our ability to expand and retain our organization with world class talent. Identifying, recruiting, training and integrating qualified individuals will require significant time, expense and attention. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for highly skilled technical and marketing personnel is extremely intense, and we continue to face difficulty identifying and hiring qualified personnel in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In particular, candidates making employment decisions, particularly in high-technology industries, often consider the value of any equity they may receive in connection with their employment. Any significant volatility in the price of our equity may adversely affect our ability to attract or retain highly skilled technical and marketing personnel. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed.

Our business will suffer if we are unable to successfully integrate acquired companies into our business or otherwise manage the growth associated with multiple acquisitions.

We have acquired businesses, personnel and technologies in the past and we intend to continue to pursue acquisitions that are complementary to our existing business and expand our employee base and the breadth of our offerings. Our ability to grow through future acquisitions will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates and the availability of financing to complete larger acquisitions. Since we expect our industry to consolidate in the future, we may face significant competition in executing our growth strategy. Future acquisitions or investments could result in potential dilutive issuances of equity securities, use of significant cash balances or incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could adversely affect our financial condition and results of operations. The benefits of an acquisition or investment may also take considerable time to develop, and we cannot be certain that any particular acquisition or investment will produce the intended benefits.

Risks Related To Our Advertising Business

The market for cross-channel, interactive marketing solutions is relatively new and emerging. If the market develops more slowly or differently than we expect, our business, growth prospects and financial condition would be adversely affected.

The market for cross-channel, interactive marketing solutions, such as ours, is relatively new and may not achieve or sustain high levels of demand and market acceptance. While email has been used successfully for interactive marketing for several years, marketing via new interactive marketing channels such as mobile and social media is not as well established, and revenue from email represents a substantial majority of our total revenue. The future growth of our business depends both on the acceptance and expansion of emerging interactive marketing channels, as well as the continued use and growth of existing interactive marketing channels, including email. Even if interactive marketing through these channels becomes widely adopted, our suite of cross-channel, interactive marketing solutions may not continue to be utilized by our existing clients or we may not acquire new clients. Organizations may not make significant investments in cross-channel, interactive marketing solutions and may not purchase solutions to address their interactive marketing needs. If cross-channel, interactive marketing solutions are not widely adopted, or the market for such solutions does not develop as we expect, our business, growth prospects and financial condition would be adversely affected.

We may not be able to scale our infrastructure quickly enough to meet our clients' growing needs and, even if we can, our operations may be disrupted or our operating results could be harmed.

As usage of our suite of cross-channel, interactive marketing solutions grows and as clients use our solutions for more advanced interactive marketing programs, we will need to devote additional resources to improving our application architecture and our infrastructure to maintain our solutions' performance. Any failure of or delays in our systems could cause service interruptions or impaired system performance. If sustained or repeated, these performance issues could reduce the attractiveness of our solutions to clients, result in decreased sales to new clients and lower renewal rates by existing clients, which could hurt our revenue growth and our reputation. We also may need to expand our hosting operations at a more rapid pace than we have in the past. This would involve spending substantial amounts to purchase or lease data center capacity and equipment, upgrade our technology and infrastructure and introduce new solutions. Similarly, our international expansion efforts could require us to use data centers located outside the United States. We may not be able to scale our existing systems in a manner that is satisfactory to our existing or prospective clients. In addition, any such expansion will require management time and support, could be expensive and complex, could result in inefficiencies, unsuccessful data transfers or operational failures, could reduce our margins and could adversely impact our financial results. Moreover, there are inherent risks associated with upgrading, improving and expanding our information technology systems. We cannot be sure that the improvements to our infrastructure and systems will be fully or effectively implemented on a timely basis, if at all.

Our revenue could decline if we fail to effectively manage our existing advertising space, and our growth could be impeded if we fail to acquire new advertising space.

Our success depends in part on our ability to effectively manage our existing advertising space as well as successfully access advertising space available on ad exchanges and through ad network optimization service providers. The Web publishers and mobile application developers that list their unsold advertising space with us are not bound by long-term contracts that ensure us a consistent supply of advertising space, which we refer to as inventory. All of our contracts can either be terminated immediately or upon thirty (30) days notice. In addition, Web publishers and mobile application developers can change the amount of inventory they make available to us at any time. If a Web publisher or mobile application developer decides not to make advertising space from its websites available to us, we may not be able to replace this advertising space with advertising space from other sources that have comparable traffic patterns and user demographics quickly enough to fulfill our advertisers' requests. This would result in lost revenue.

If we do not continue to attract new customers, or if existing customers do not renew their subscriptions, renew on less favorable terms, or fail to purchase additional solutions, we may not achieve our revenue projections, and our operating results would be harmed.

In order to grow our business, we must continually attract new customers, sell additional solutions to existing customers and reduce the level of non-renewals in our business. Our ability to do so depends in large part on the success of our sales and marketing efforts. We do not typically enter into long-term contracts with our customers, and even when we do, they can generally terminate their relationship with us. We have limited historical data with respect to rates of customer renewals, upgrades and expansions, so we may not accurately predict future trends for any of these metrics. Furthermore, unlike traditional software companies, the nature of our products and solutions is such that customers may decide to terminate or not renew their agreements with us without causing significant disruptions to their own businesses.

We must demonstrate that our marketing solutions provide our advertising and email marketing with access to an audience of one of the most influential audiences on the Internet. However, potential customers may not be familiar with our solutions or may prefer other more traditional products and services for their advertising and marketing needs.

The rate at which we expand our customer base or increase our customers' renewal rates may decline or fluctuate because of several factors, including the prices of our solutions, the prices of products and services offered by our competitors, or reductions in their marketing spending levels due to macroeconomic or other factors and the efficacy and cost-effectiveness of our solutions. If we do not attract new customers or if our customers do not renew their agreements for our solutions, renew on less favorable terms, or do not purchase additional functionality or offerings, our revenue may grow more slowly than expected or decline.

Ultimately, attracting new customers and retaining existing customers requires that we continue to provide high quality solutions that our customers value. In particular, customers of our marketing solutions will not continue to do business with us if their advertisements do not reach their intended audiences. Therefore we must continue to demonstrate to our customers that using our marketing solutions is the most effective and cost-efficient way to maximize their results. Even if our marketing solutions are providing value to our customers, advertisers are sensitive to general economic downturns and reductions in consumer spending, among other events and trends, which generally results in reduced advertising expenditures and could adversely affect sales of our marketing solutions. If we fail to provide high quality solutions and convince customers of our value proposition, we may not be able to retain existing customers or attract new customers, which would harm our business and operating results.

Our business is partially dependent on the market for email marketing services.

We derive, and expect to continue to derive, a significant portion of our revenue from our email marketing product. As a result, widespread acceptance of email marketing among our target organizations is critical to our future growth and success. The overall market for email marketing and related services is relatively new and still evolving, and smaller organizations have generally been slower than larger organizations to adopt email marketing as part of their marketing mix. There is no certainty regarding how or whether this market will develop, or whether it will experience any significant contractions. Our ability to attract and retain customers will depend in part on our ability to make email marketing convenient, effective and affordable. If smaller organizations determine that email marketing does not sufficiently benefit them, existing customers may cancel their accounts and new customers may decide not to adopt email marketing. In addition, many smaller organizations lack the technical expertise to effectively send email marketing campaigns. As technology advances, however, smaller organizations may establish the capability to manage their own email marketing and therefore have no need for our email marketing product. If the market for email marketing services fails to grow or grows more slowly than we currently anticipate, demand for our services may decline and our revenue would suffer.

If the delivery of our customers' emails is limited or blocked, the fees we may be able to charge for our email marketing product may not be accepted by the market and customers may cancel their accounts.

ISPs can block emails from reaching their users. Recent releases of ISP software and the implementation of stringent new policies by ISPs make it more difficult to deliver our customers' marketing emails. We continually improve our own technology and work closely with ISPs to maintain our deliverability rates. If ISPs materially limit or halt the delivery of our customers' emails, or if we fail to deliver our customers' emails in a manner compatible with ISPs' email handling or authentication technologies, then the fees we charge for our email marketing product may not be accepted by the market, and customers may cancel their accounts.

Various private spam blacklists have in the past interfered with, and may in the future interfere with, the effectiveness of our products and our ability to conduct business.

We depend on email to market to and communicate with our email marketing customers, and our email marketing customers rely on email to communicate with their constituents. Various private entities attempt to regulate the use of email for commercial solicitation. These entities often advocate standards of conduct or practice that significantly exceed current legal requirements and classify certain email solicitations that comply with current legal requirements as spam. Some of these entities maintain "blacklists" of companies and individuals, and the websites, ISPs and Internet protocol addresses associated with those companies or individuals, that do not adhere to those standards of conduct or practices for commercial email solicitations that the blacklisting entity believes are appropriate. If a company's Internet protocol addresses are listed by a blacklisting entity, emails sent from those addresses may be blocked if they are sent to any Internet domain or Internet address that subscribes to the blacklisting entity's service or purchases its blacklist.

Some of our Internet protocol addresses currently are listed with one or more blacklisting entities and, in the future, our Internet protocol addresses may also be listed with these and other blacklisting entities. There can be no guarantee that we will not continue to be blacklisted or that we will be able to successfully remove ourselves from those lists. Blacklisting of this type could interfere with our ability to market our products and services and communicate with our customers and could undermine the effectiveness of our customers' email marketing campaigns, all of which could have a material negative impact on our business and results of operations.

If we fail to compete effectively against other Internet advertising companies, we could lose customers or advertising inventory and our revenue and results of operations could decline.

The Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products and services obsolete and unmarketable or require unanticipated technology or other investments. Our failure to adapt successfully to these changes could harm our business, results of operations and financial condition.

The market for Internet advertising and related products and services is highly competitive. We expect this competition to continue to increase, in part because there are no significant barriers to entry to our industry. Increased competition may result in price reductions for advertising space, reduced margins and loss of market share. Competitors in the ad network, ad agency and performance-based marketing arena include but are not limited to: Omnicom Group, WPP Group, Interpublic Group of Companies, Publicis Groupe, Dentsu, Havas Suresnes, Aegis Group, Hakuhodo DY Holdings, Asatsu-DK, MDC Partners, Sapient, Digitas, aQuantive, Aspen Marketing Services, Cheil Communications, Monster Worldwide, WB Doner & Company, Cossette Communication Group. Richards Group, Bartle Bogle Hegarty, M&C Saatchi, Chime Communications, Merkle Lanham, Wieden+Kennedy, RPA, Cramer-Krasselt, ChoicePoint Precision Marketing, XL Marketing, AdConian Direct, and ValueClick Media.

 Our principal competitors include other companies that provide advertisers with performance-based Internet advertising solutions and companies that offer pay-per-click search services. We compete in the performance-based marketing division with CPL and CPA performance-based companies, and with other large Internet display advertising networks. In addition, we compete in the online comparison shopping market with focused comparison shopping websites, and with search engines and portals such as Yahoo!, Google and MSN, and with online retailers such as Amazon.com and eBay. Large websites with brand recognition, such as Yahoo!, Google, Facebook, AOL and MSN, have substantial proprietary online advertising inventory that may provide competitive advantages compared to our networks and other inventory sources, and they have the ability to significantly influence pricing for online advertising overall. These companies have longer operating histories, greater name recognition and have greater financial, technical, sales, and marketing resources than we have.

Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic websites and Internet service providers ("ISPs"), as well as competition with other media for advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our Web services, we may compete with a greater number of Web publishers and other media companies across an increasing range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative, or other advantages over those offered by us, our business, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable, and print, for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales, and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

Risks Related To Our Social Media And Gaming Business

Integrating social media and gaming applications with the Company's other operations may pose challenges to the Company.

Xhibit recently acquired Social Bounce LLC, a company with intellectual property related to social media and online games . There is no assurance that we will be successful in integrating social media and online games with our historical focus on Internet marketing and advertising through our other operating subsidiaries.  Any diversion of management's time and attention to these new products, which is expected to occur, may cause revenues from our Internet marketing and advertising divisions to decline.  If new revenue from social media/online games does not offset such a decline, then the Company's overall revenue may decline.

With respect to our social media operations, we have a short operating history in a new and unproven market, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a short operating history in a new and unproven market that may not develop as expected, if at all. This short operating history makes it difficult to effectively assess our future prospects. Our business and prospects should be considered in light of the risks and difficulties we encounter in this rapidly evolving market. These risks and difficulties include our ability to, among other things:

♦	increase our number of customers and customer engagement;

♦	avoid interruptions or disruptions in our service or slower than expected website load times;

♦	develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased customer usage globally, as well as the deployment of new features and products;

♦	responsibly use the data that our customers share with us to provide solutions that meet the needs of our customers;

♦	increase revenue from the solutions we provide;

♦	continue to earn and preserve our customers' trust with respect to their information;

♦	process, store and use personal data in compliance with governmental regulation and other legal obligations related to privacy;

♦	successfully compete with other companies that are currently in, or may in the future enter, the online marketing and social media spaces;

♦	hire, integrate and retain world class talent; and

♦	successfully expand our business, especially internationally.

If the market for the Company's new focus of online social media does not develop as we expect, or if we fail to address the needs of this market, our business will be harmed. We may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could harm our business and cause our operating results to suffer.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our social media websites are accessible within an acceptable load time.

A key element to our continued growth is the ability of our users (whom we define as anyone who visits our websites, regardless of whether or not they are a paying customer) in all geographies to access our websites within acceptable load times. We call this website performance. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our websites simultaneously, and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our solutions become more complex and our user traffic increases. If our websites are unavailable when users attempt to access them or do not load as quickly as they expect, users may seek other websites to obtain the information for which they are looking, and may not return to our websites as often in the future, or at all. This would negatively impact our ability to attract users and increase engagement on our website. We expect to continue to make significant investments to maintain and improve website performance and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

We expect the number of our registered social media users to be higher than the number of actual users, and the majority of our page views to be generated by a minority of our users.

The number of registered users in our social media network is likely to be higher than the number of actual users because some users may have multiple registrations, other users have died or become incapacitated, and others may have registered under fictitious names. Given the challenges inherent in identifying these accounts, we will not have a reliable system to accurately identify the number of actual users, and thus we rely on the number of registered users as our measure of the size of our network. Further, a substantial amount of our users may not visit our website on a monthly basis, and a substantial majority of our page views are likely to be generated by a minority of our users. If the number of our actual users does not meet our expectations or we are unable to increase the breadth and frequency of our visiting users, then our business may not grow as fast as we expect, which will harm our operating and financial results.

Changes in how we generate online consumer traffic for our social media websites could negatively impact our ability to maintain or grow the revenue and profitability levels of this division.

We generate online consumer traffic for our destination websites using various methods, including: search engine marketing (SEM); search engine optimization (SEO); organic traffic; email campaigns; and distribution agreements with other website publishers. The revenue of this division of our operations are dependent upon our continued ability to use a combination of these methods to generate online consumer traffic to our websites in a cost-efficient manner. Our SEM and SEO techniques have been developed to work with the existing search algorithms utilized by the major search engines. The major search engines frequently modify their search algorithms. Future changes in these search algorithms could change the mix of the methods we use to generate online consumer traffic for our destination websites and could negatively impact our ability to generate such traffic in a cost-efficient manner, which could result in a significant reduction to the revenue of this division. If search engine companies modify their search algorithms in ways that are detrimental to our new user growth or in ways that make it harder for our users to use our websites, or if our competitors' SEO efforts are more successful than ours, overall growth in our users base could slow, user engagement could decrease, and we could lose existing users. These modifications may be prompted by search engine companies entering the online social media market or aligning with competitors. There can be no assurances that we will be able to maintain the current mix of online consumer traffic sources for our destination websites or that we will be able to modify our SEM and SEO techniques to address any future search algorithm changes made by the major search engines.

If we are unable to maintain a good relationship with Facebook, our business will suffer.

Facebook is planned to be the primary distribution, marketing, promotion and payment platform for our games under development to users beyond the contacts we have from our advertising division. We expect to generate a substantial portion of our game revenue and players through the Facebook platform and expect to continue to do so for the foreseeable future. Any deterioration in our relationship with Facebook would harm our business and adversely affect the value of our equity.

While we have no formal contract or other agreement with Facebook, we are subject to Facebook's standard terms and conditions for application developers, which govern the promotion, distribution and operation of games and other applications on the Facebook platform.

Our business would be harmed if:

♦	Facebook discontinues or limits access to its platform by us and other game developers;

♦
Facebook modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or Facebook changes how the personal information of its users is made available to application developers on the Facebook platform or shared by users;

♦	Facebook establishes more favorable relationships with one or more of our competitors; or

♦	Facebook develops its own competitive offerings.

We expect to benefit from Facebook's strong brand recognition and large user base. If Facebook loses its market position or otherwise falls out of favor with Internet users, we would need to identify alternative channels for marketing, promoting and distributing our games, which would consume substantial resources and may not be effective. In addition, Facebook has broad discretion to change its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. For example, in 2010 Facebook adopted a policy requiring applications on Facebook accept only its virtual currency, Facebook Credits, as payment from users. As a result of this change, Facebook will receive a greater share of payments made by our players than it would when other payment options were allowed. Facebook may also change its fee structure, add fees associated with access to and use of the Facebook platform, change how the personal information of its users is made available to application developers on the Facebook platform or restrict how Facebook users can share information with friends on their platform. Beginning in early 2010, Facebook changed its policies for application developers regarding use of its communication channels. These changes limited the level of communication among users about applications on the Facebook platform. As a result, the number of other game developers' players on Facebook declined. Any such changes in the future could significantly alter how players experience our games or interact within our games, which may harm our business.

We intend to take steps to reduce our reliance on Facebook in the future, but there can be no assurance that we will be successful in doing so.

If our security measures are compromised, or if our website is subject to attacks that degrade or deny the ability of customers to access our solutions, customers may curtail or stop use of our solutions.

Our solutions involve the storage and transmission of customers' information, some of which may be private, and security breaches could expose us to a risk of loss of this information, which could result in potential liability and litigation. Like all websites, our websites are vulnerable to computer viruses, break-ins, phishing attacks, attempts to overload our servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our computer systems, any of which could lead to interruptions, delays, or website shutdowns, causing loss of critical data or the unauthorized disclosure or use of personally identifiable or other confidential information. If we experience compromises to our security that result in website performance or availability problems, the complete shutdown of our websites, or the loss or unauthorized disclosure of confidential information, our customers may lose trust and confidence in us, and decrease the use of our websites or stop using our websites in their entirety. Further, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our information or our customers' information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Any or all of these issues could negatively impact our ability to attract new users and increase engagement by existing users, cause existing users to close their accounts or existing customers to cancel their contracts, subject us to third-party lawsuits, regulatory fines or other action or liability, thereby harming our operating results.

The proliferation of "cheating" programs and scam offers that seek to exploit online games and players affects the game-playing experience and may lead players to stop playing our games.

Unrelated third parties have developed, and may continue to develop, "cheating" programs that enable players to exploit online and mobile games, play them in an automated way or obtain unfair advantages over other players who do play fairly. These programs harm the experience of players who play fairly and may disrupt the virtual economy of our games. In addition, unrelated third parties may attempt to scam our players with fake offers for virtual goods. We plan to devote resources to discover and disable these programs and activities, but if we are unable to do so quickly our operations may be disrupted, our reputation damaged and players may stop playing our games. This may lead to lost revenue from paying players, increased cost of developing technological measures to combat these programs and activities, legal claims relating to the diminution in value of our virtual currency and goods, and increased customer service costs needed to respond to dissatisfied players.

We must launch and enhance games that attract and retain a significant number of players in order to grow our revenue.

Our future growth in the online social gaming division depends on our ability to consistently launch new games that achieve significant popularity. Each of our games will require significant engineering, marketing and other resources to develop, launch and sustain via regular upgrades and expansions. Our ability to successfully launch, sustain and expand games and attract and retain players largely depends on our ability to:

♦	anticipate and effectively respond to changing game player interests and preferences;

♦	anticipate or respond to changes in the competitive landscape;

♦	attract, retain and motivate talented game designers, product managers and engineers;

♦	develop, sustain and expand games that are fun, interesting and compelling to play;

♦	effectively market new games and enhancements to our existing players and new players;

♦	minimize launch delays and cost overruns on new games and game expansions;

♦	minimize downtime and other technical difficulties; and

♦	acquire high quality assets, personnel and companies.

It is difficult to consistently anticipate player demand on a large scale, particularly as we develop new games in new genres or new markets, including international markets and mobile platforms. If we do not successfully launch games that attract and retain a significant number of players and extend the life of our existing games, our market share, reputation and financial results will be harmed.

If our top games do not maintain their popularity, our results of operations could be harmed.

In addition to creating new games that are attractive to a significant number of players, we must extend the life of our games, in particular our most successful games. For a game to remain popular, we must constantly enhance, expand or upgrade the game with new features that players find attractive. Such constant enhancement requires the investment of significant resources, particularly with older games and such costs are expected to increase. We may not be able to successfully enhance, expand or upgrade our games. Any reduction in the number of players of our most popular games, any decrease in the popularity of our games or social games in general, any breach of game-related security or prolonged server interruption, any loss of rights to any intellectual property underlying such games, or any other adverse developments relating to our most popular games, could harm our results of operations.

There are low barriers to entry in the social media industry and online gaming industry, and competition is intense.

The social media industry and online gaming industry is highly competitive, with low barriers to entry and we expect more companies to enter the sector and a wider range of social media sites to be introduced. Our competitors that develop social networks vary in size and include Google, Twitter, Microsoft, Facebook, Pinterest, Groupon, LivingSocial, Zynga, Inc., Crowdstar, Inc., Electronic Arts Inc., The Walt Disney Company, Vostu, Ltd. and wooga GmbH. In addition, high-profile companies with significant online presences that to date have not developed social networks, such as Amazon.com, Microsoft Corporation and Yahoo! Inc., may decide to develop social networks. Some of these current and potential competitors have significant resources for developing or acquiring networks, may be able to incorporate their own strong brands and assets into their networks, have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the online social media industry. In addition, we have limited experience in developing networks for mobile and other platforms and our ability to succeed on those platforms is uncertain. As we continue to devote significant resources to developing  networks as well as games for those platforms, we will face significant competition from established companies that may have far greater experience than us, including (in the online social game industry) Electronic Arts Inc., DeNA Co. Ltd., Gameloft SA, Glu Mobile Inc. and Rovio Mobile Ltd. We expect new competitors to enter the market and existing competitors to allocate more resources to develop and market competing applications.

Competition within the broader entertainment industry is intense and our existing and potential players may be attracted to competing forms of entertainment such as offline and traditional online games, television, movies and sports, as well as other entertainment options on the Internet.

Our online gaming players will face a vast array of entertainment choices. Other forms of entertainment such as offline, traditional online, personal computer and console games, television, movies, sports and the Internet are much larger and more well-established markets and may be perceived by our players to offer greater variety, affordability, interactivity and enjoyment. These other forms of entertainment compete for the discretionary time and income of our players. If we are unable to sustain sufficient interest in our games in comparison to other forms of entertainment, including new forms of entertainment, our business model may no longer be viable.

Risks Related To Government Regulation, Potential Litigation And Our Intellectual Property

Government enforcement actions, changes in government regulation, technical proposals and industry standards, including, but not limited to, spyware, privacy and email matters, could decrease demand for our products and services and increase our costs of doing business.

Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Web and could adversely affect the demand for our advertising solutions or otherwise harm our business, results of operations and financial condition. The United States Congress has also enacted Internet legislation regarding children's privacy, copyrights, sending of commercial email (e.g., the Federal CAN-SPAM Act of 2003 and the Digital Millennium Copyright Act), and taxation. The United States Congress has passed legislation regarding spyware (i.e., H.R. 964, the "Spy Act of 2007") and the New York Attorney General's office has also pursued enforcement actions against companies in this industry. In addition, on December 1, 2010, the FTC issued its long-awaited staff report criticizing industry self-regulatory efforts as too slow and lacking adequate protections for consumers and emphasizing a need for simplified notice, choice and transparency to the consumer of the collection, use and sharing of their data. The FTC suggests various methods and measures, including an implementation of a "Do Not Track" mechanism - likely a persistent setting on consumers' browsers - that consumers can choose whether to allow the tracking of their online searching and browsing activities. As a result of the report, some of the browser makers have been working on their own do-not-track technical solutions, notably Microsoft Internet Explorer, Mozilla Firefox, Apple Safari, and Google Chrome. Microsoft's Internet Explorer 9 offers a tracking protection feature that doesn't allow for tracking by allowing Internet users to download tracking protection block lists which consequently block any third-party domain included in such block lists from serving content. This content-blocking feature, depending on the adoption by Internet users, may adversely affect our ability to grow our company, maintain our current revenues and profitability, and serve and monetize content.

Recently on the federal level, there have been a number of House bills that have been introduced addressing online privacy, including Congressman Bobby Rush's Best Practices Act - H.R. 611, Congressman Cliff Stearns' Consumer Privacy Protection Act of 2011, and Congresswoman Jackie Speier's Do Not Track Me Online Act of 2011 - H.R. 654. In the Senate, Senators John Kerry and John McCain have introduced bipartisan privacy legislation (the Commercial Privacy Bill of Rights Act of 2011 – S.799) that is designed to establish a regulatory framework for the comprehensive protection of personal data for individuals under the aegis of the Federal Trade Commission and for other purposes, including requiring that information that is used for online behavioral advertising that is not "sensitive personally identifiable information" be subject to clear, concise and timely notice and opt-out. On the state level, California has introduced a "Do Not Track Bill" - S.B. 761 that legislates the collection and use of information transmitted online. There are others within the House and the Senate and possibly other states that are looking to introduce bills regarding the privacy of online and offline data. These bills, if passed, could hinder growth in the use of the Web generally and adversely affect our business. Other laws and regulations have been adopted and may be adopted in the future, and may address issues such as user privacy, spyware, "do not email" lists, pricing, intellectual property ownership and infringement, copyright, trademark, trade secret, export of encryption technology, acceptable content, search terms, lead generation, behavioral targeting, taxation, and quality of products and services. Such measures could decrease the acceptance of the Web as a communications, commercial and advertising medium. We have policies to prohibit abusive Internet behavior, including prohibiting the use of spam and spyware by our partners.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other user data, and we enable our social media customers to share their personal information with each other and with third parties. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other member data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties (including voluntary third-party certification bodies such as TRUSTe). We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to users or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other member data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as customers, vendors or developers, violate applicable laws or our policies, such violations may also put our customers' information at risk and could in turn have an adverse effect on our business.

Evolving regulations concerning data privacy may restrict our customers' ability to solicit, collect, process and use data necessary to conduct email marketing campaigns or to send surveys and analyze the results or may increase their costs, which could harm our business.

Federal, state and foreign governments have enacted, and may in the future enact, laws and regulations concerning the solicitation, collection, processing or use of consumers' personal information. Such laws and regulations may require companies to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals' consent to use personal information for certain purposes. Other proposed legislation could, if enacted, prohibit the use of certain technologies that track individuals' activities on web pages or that record when individuals click through to an Internet address contained in an email message. Such laws and regulations could restrict our  email marketing customers' ability to collect and use email addresses, page viewing data, and personal information, which may reduce demand for our products.

U.S. federal legislation entitled Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 imposes certain obligations on the senders of commercial emails, which could minimize the effectiveness of our email marketing product, and establishes financial penalties for non-compliance, which could increase the costs of our business.

In December 2003, Congress enacted Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, which establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. The CAN-SPAM Act, among other things, obligates the sender of commercial emails to provide recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult or other harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act. The ability of our email marketing customers' constituents to opt out of receiving commercial emails may minimize the effectiveness of our email marketing product. Moreover, non-compliance with the CAN-SPAM Act carries significant financial penalties. If we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our customers or if we were deemed to be directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our business. We also may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain customers or increase our operating costs.

Public scrutiny of Internet privacy issues may result in increased regulation and different industry standards, which could deter or prevent us from providing our current products and solutions to our customers, thereby harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. On May 31, 2012, Microsoft announced that its next version of browser, IEIO, will ship with the controversial “DO NOT TRACK” feature turned on by default, the first company to instigate this feature. This feature sends a message to every website the user visits and leaves a message stating you prefer not to be tracked. These features have the backing of the Federal Trade Commission which has threatened to call for online privacy legislation. In addition, the European Union is in the process of proposing reforms to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies have also called for new regulation and changes in industry practices.

Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our websites, products, features or our privacy policy. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to responsibly use the data that our members share with us. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of data our social media customers choose to share with us, or regarding the manner in which the express or implied consent of consumers for such use and disclosure is obtained. Such changes may require us to modify our products and features, possibly in a material manner, and may limit our ability to develop new products and features that make use of the data that our social media customers voluntarily share with us.

If the technology that we currently use to target the delivery of online and mobile advertisements and to prevent fraud on our networks is restricted or becomes subject to regulation, our expenses could increase and we could lose customers or advertising inventory.

Websites typically place small files of non-personalized (or "anonymous") information, commonly known as cookies, on an Internet user's hard drive. Cookies generally collect information about users on a non-personalized basis to enable websites to provide users with a more customized experience. Cookie information is passed to the website through an Internet user's browser software. We currently use cookies, along with other technologies, as set forth in our privacy policies, for purposes that include, without limitation, improving the experience Web users have when they see Web advertisements, advertising campaign reporting, website reporting and to monitor and prevent fraudulent activity on our networks. Most currently available Internet browsers allow Internet users to modify their browser settings to prevent cookies from being stored on their hard drive, and some users currently do so. Internet users can also delete cookies from their hard drives at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies, and legislation has been introduced in some jurisdictions to regulate the use of cookie technology. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies were limited, we expect that we would need to switch to other technologies to gather demographic and behavioral information. While such technologies currently exist, they may be less effective than cookies. We also expect that we would need to develop or acquire other technology to monitor and prevent fraudulent activity on our networks. Replacement of cookies could require reengineering time and resources, might not be completed in time to avoid losing customers or advertising inventory, and might not be commercially feasible. Our use of cookie technology or any other technologies designed to collect Internet usage information may subject us to litigation or investigations in the future. Any litigation or government action against us could be costly and time consuming, require us to change our business practices and divert management's attention.

Several states have implemented or proposed regulations that impose sales tax on certain e-commerce transactions involving the use of affiliate marketing programs and several bills have been introduced in Congress that could affect sales tax of e-commerce.

In 2008, the state of New York implemented regulations that require advertisers to collect and remit sales taxes on sales made to residents of New York if the affiliate/publisher that facilitated that sale is a New York-based entity. In early 2011 and mid-2011, the states of Illinois and California, respectively, also passed similar regulations. In addition, several other states, including Arkansas, Connecticut, North Carolina, Rhode Island and Vermont, have passed or proposed similar regulations, although some of these proposed regulations are being challenged in court, have not become effective, or did not pass. The California regulation was subsequently delayed until September 15, 2012 (if a federal law authorizing states to require retailers to collect taxes, regardless of the location of the retailer, is not enacted on or before July 31, 2012).  On November 30, 2011, the U.S. House Judiciary Committee held an oversight hearing on the constitutional limitations on states’ authority to collect sales tax on e-commerce. Congress currently is considering three remote sales tax proposals in the Main Street Fairness Act (S. 1452 and H.R. 2701), the Marketplace Equity Act (H.R. 3179), and the Marketplace Fairness Act (S.1832). Congressional hearings have been set for July 2012 to discuss these bills. These taxes would impact our business. However, given the state of flux of this area of regulation, we are unable to determine the impact if additional states adopt similar requirements or if Congress adopts regulations affecting the same.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad, including laws regarding data retention, privacy and consumer protection, that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection and other matters that may be applicable to our business. It is also likely that as our business grows and evolves and our solutions are used in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions, which would negatively affect our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

Our customers' use of our products to transmit negative messages or website links to harmful applications could damage our reputation, and we may face liability for unauthorized, inaccurate or fraudulent information distributed via our products.

Our customers could use our email marketing product to transmit negative messages or website links to harmful applications, reproduce and distribute copyrighted material without permission, or report inaccurate or fraudulent data. Any such use of our products could damage our reputation and we could face claims for damages, copyright or trademark infringement, defamation, negligence or fraud. Moreover, our customers' promotion of their products and services through our email marketing product may not comply with federal, state and foreign laws. We cannot predict whether our role in facilitating these activities would expose us to liability under these laws.

Even if claims asserted against us do not result in liability, we may incur substantial costs in investigating and defending such claims. If we are found liable for our customers' activities, we could be required to pay fines or penalties, redesign business methods or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.

Our existing general liability insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would increase our operating losses and reduce our net worth and working capital.

We may not be able to successfully halt the operations of websites that aggregate our data as well as data from other companies, including social networks, or copycat websites that have misappropriated our data in the past or may misappropriate our data in the future.

From time to time, third parties have misappropriated our data through website scraping, robots or other means and aggregated this data on their websites with data from other companies. In addition, "copycat" websites have misappropriated data on our network and attempted to imitate our brand or the functionality of our website. When we have become aware of such websites, we have employed technological or legal measures in an attempt to halt their operations. However, we may not be able to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to stop their operations. In some cases, particularly in the case of websites operating outside of the United States, our available remedies may not be adequate to protect us against such websites. Regardless of whether we can successfully enforce our rights against these websites, any measures that we may take could require us to expend significant financial or other resources.

We are, and may in the future be, subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.

From time to time, we face, and we expect to face in the future, allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors or non-practicing entities. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may require us to stop offering certain features, purchase licenses or modify our products and features while we develop non-infringing substitutes or may result in significant settlement costs.

In addition, we may use open source software in our solutions and will use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our solutions, any of which would have a negative effect on our business and operating results.

Although the results of litigation and claims cannot be predicted with certainty, we do not believe that the final outcome of those matters that we currently face will have a material adverse effect on our business. However, there can be no assurance that our expectations will prove correct, and even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, our operating results or our reputation.

We could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

The scope of any intellectual property rights that we have is uncertain and may not be sufficient to prevent infringement claims against us or claims that we have violated the intellectual property rights of third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings.  Competitors may have filed applications for or may have been issued patents and may obtain additional patents and proprietary rights relating to products or processes that compete with or are related to our products and services.  The scope and viability of these patents, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights and the cost and availability of licenses are unknown, but these factors may limit our ability to market our products.

Third parties could claim infringement by us with respect to any patents or other proprietary rights that they hold, and we cannot assure investors that we would prevail in any such proceeding as the intellectual property status of our current and future competitors' products is uncertain.  Any infringement claim against us, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel, or require us to develop non-infringing technology or to enter into royalty or licensing agreements.

We might not be successful in developing or otherwise acquiring rights to non-infringing technologies. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results.  A successful claim of infringement against us or our failure or inability to license the infringed or similar technology could require us to pay substantial damages and could harm our business because we would not be able to continue selling our products without incurring significant additional expense.  In addition, to the extent we agree to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could require us to incur substantial time, effort and expense to indemnify these customers and third parties and could disrupt or terminate their ability to use, market or sell our products.

Failure to protect or enforce our intellectual property rights could harm our business and operating results.

We regard the protection of our trade secrets, copyrights, trademarks, trade dress, domain names and patents as critical to our success. In particular, we must maintain, protect and enhance the "XI United" and "Lead Revolution" brands and our numerous proprietary names we use to market our services. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We pursue the registration of our domain names, trademarks, and service marks in the United States. Effective trade secret, copyright, trademark, trade dress, domain name and patent prosecution is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights.

Litigation may be necessary to enforce our intellectual property rights, protect our respective trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and operating results. We may incur significant costs in enforcing our trademarks against those who attempt to imitate our "XI United" and "Lead Revolution" and other brands. If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed.

We have agreed to provide indemnification to our officers and directors.

The Company's Articles of Incorporation provide to our officers and directors indemnification to the full extent provided by law, and provide that, to the extent permitted by Nevada law, an officer or director will not be personally liable for monetary damages to the Company or its shareholders for breach of his or her fiduciary duty as an officer or director, except for liability for certain actions that may not be limited under Nevada law.  These indemnification provisions may limit the ability of members to seek recourse against our officers and directors.

Risks Related to Our Securities, Tax Concerns And Reporting Requirements

We are subject to tax concerns.

           Xhibit LLC, a Nevada limited liability company, operates as a partnership for tax purposes and owns two operating limited liability companies originally treated as Subchapter S companies. The acquisition by NB of Xhibit, prior issuances of units to parties not permitted to hold equity in a Subchapter S entity, and units issued to employees for services rendered have tax ramifications which may have material adverse tax consequences on the various companies and their equityholders. NB may be required to indemnify some of these parties for their taxes and may be required to pay substantial taxes and penalties to the Internal Revenue Service and various state taxing authorities if it is determined that taxes are due and have not been paid. However, the Company has undertaken financial analysis of this issue and does not believe there will be any material financial exposure in connection with this issue or the above-referenced indemnification.

There is a limited market for our common stock.

Only a very limited trading market currently exists for NB's common stock.  As a result, any broker/dealer that makes a market in our stock or other person that buys or sells our stock could have a significant influence over the stock’s price at any given time.  We cannot assure our shareholders that a market for our stock will be sustained.  There is no assurance that our shares will have any greater liquidity than shares which do not trade on a public market, particularly given recent changes in legislation related to shell companies which will further restrict the ability of our shareholders to sell their shares in the public market. In February 2008, the Securities and Exchange Commission amended Rule 144, and now holders of shares in any company that was a shell company and subsequently acquired business operations via merger, such as NB, are subject to a longer holding period before being eligible to sell their shares pursuant to Rule 144.

Our stock price is likely to be volatile.

There is generally significant volatility in the market prices and limited liquidity of securities of early stage companies, and particularly of early stage Internet-based companies.  Contributing to this volatility are various events that can affect our stock price in a positive or negative manner.  These events include, but are not limited to: governmental regulations or actions; market acceptance and sales growth of our products; litigation involving the Company or our industry; developments or disputes concerning our patents or other proprietary rights; departure of key personnel; future sales of our securities; fluctuations in our financial results or those of companies that are perceived to be similar to us; swings in seasonal demands of purchasers; investors' general perception of us; and general economic, industry and market conditions.  If any of these events occur, it could cause our stock price to fall.

The price of our common stock may be adversely affected by the future issuance and sale of shares of our common stock or other equity securities.

We cannot predict the size of future issuances or sales of our common stock or other equity securities future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or other equity securities or announcement that such issuances and sales may occur, could adversely affect the market price of our common stock. As of June 4, 2012, we had 66,583,676 outstanding shares of common stock, and no additional shares were reserved for issuance.  Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock and may impair our ability to raise additional capital through the sale of equity securities.

Dilution.

Anticipated capital raised through private placements of common stock will most likely be at prices below the market at which the shares are trading and cause dilution to those who purchase shares in the open market. Options granted in the future may also have exercise prices that are less than the market price and cause additional dilution to those who purchase stock at the market price.

Our reduced stock price may adversely affect our liquidity.

Our common stock has been trading at less than $1.00 per share periodically in the last year.  Many market makers are reluctant to make a market in stock with a trading price of less than $1.00 per share.  To the extent that we have fewer market makers for our common stock, our volume and liquidity will likely decline, which could further depress our stock price.

Our reporting obligations as a public company are costly.

Operating a public company involves substantial costs to comply with reporting obligations under federal securities laws which are continuing to increase as provisions of the Sarbanes Oxley Act of 2002 are implemented.  We may not reach sufficient size to justify our public reporting status.  If we were forced to become a private company following the Merger, then our shareholders may lose their ability to sell their shares and there would be substantial costs associated with becoming a private company.

Following the closing of the Merger, the Company will have very limited ability to unwind the transaction.  Thus, the post-merger company will be a public, reporting company and subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, and the requirements of the exchange or other market listing its common stock.

Our shares are "penny stock".

In general, "penny stock" includes securities of companies which are not listed on the principal stock exchanges and have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2 million ($5 million if the issuer has been in continuous operation for less than three years), or which has recorded revenues of less than $6 million in the last three years.  As "penny stock," our stock therefore is subject to Rule 15g-9, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1 million or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are the officers or directors of the issuer of the securities).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.  Consequently, this rule may adversely affect the ability of broker-dealers to sell our stock, and therefore may adversely affect stockholders' ability to sell the stock in the public market.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the OTCBB and other applicable securities rules and regulations. Compliance with these rules and regulations requires significant legal and financial compliance costs, makes some activities more difficult, time-consuming or costly and increases demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company with these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members for our Board of Directors, particularly to serve any committees, and qualified executive officers.

As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

We will be obligated to develop and maintain proper and effective internal controls over financial reporting.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting annually. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

Our CEO has control over key decision making as a result of his control of a majority of our voting stock.

Mr. Richarde, one of our founders, our Chairman, and our CEO, owns approximately 67% of the outstanding shares of common stock. As a result, Mr. Richarde has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our stockholders support, or conversely this concentrated control could result in the consummation of such a transaction that our other stockholders do not support. In addition, Mr. Richarde has the ability to control the management and major strategic investments of our company as a result of his position as our CEO and his ability to control the election or replacement of our directors. In the event of his death, the shares of our capital stock that he owns will be transferred to the persons or entities that he designates. As a board member and officer, Mr. Richarde owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Richarde is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

We have no independent directors.

The Company has no independent directors and is governed by a Board of Directors consisting of its CEO and CFO. As a result, inherent conflicts of interest may arise which could only be resolved by a vote of a majority of disinterested shareholders. Shareholder service agencies and rights groups strongly encourage companies to have a majority of independent directors which increases the likelihood of better corporate governance decisions. While the Company intends to actively recruit one to three independent directors there is no assurance we will successfully do so.

We do not expect to pay any dividends for the foreseeable future.

We do not anticipate paying any dividends to our shareholders for the foreseeable future.  Shareholders must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur.  Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable laws and other factors that our Board deems relevant.

ITEM 3.02  Unregistered Sales of Equity Securities

Pursuant to the Merger, the Registrant is issuing 55,383,452 shares of its common stock.  These securities will be issued by the Registrant in reliance upon the exemption from registration under Section 4(2) and Regulation D of the Securities Act of 1933, as amended.

Market for Common Equity and Related Stockholder Matters; Description Of Securities

Overview

The Company's Articles of Incorporation provide that the Company has the authority to issue 560 million shares of capital stock, which are currently divided into two classes as follows: 480 million shares of common stock, par value of $0.0001 per share; and 80 million shares of preferred stock, also with a par value of $0.0001 per share.  Immediately prior to the Merger, and following its recent 8:1 forward stock split, the Company had 11,200,224 shares of common stock outstanding, and no shares of preferred stock outstanding.  As of May 31, 2012, and prior to the Merger, the Company had 43,810,011 Units outstanding.

The Common Stock

Voting.  Holders of the common stock are entitled to one vote per share on all matters to be voted on by the Company's shareholders.  The Company's bylaws provide that a majority of the outstanding shares of the corporation entitled to vote constitute a quorum at a meeting of the shareholders.

Dividends.  The Company's Board of Directors, in its sole discretion, may declare and pay dividends on the common stock, payable in cash or other consideration, out of funds legally available, if all dividends due on any preferred stock have been declared and paid.  The Company has not paid any cash dividends on its common stock and does not plan to pay any cash dividends on its common stock for the foreseeable future.

Liquidation, Subdivision, or Combination.  In the event of any liquidation, dissolution or winding up of the Company or upon the distribution of its assets, all assets and funds remaining after payment in full of the Company's debts and liabilities, and after the payment to holders of any then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among holders of the common stock.

Equity Compensation Plans

None.

Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

NB received a listing on the Pink Sheets under the symbol "NBMF" in February 2007 and moved to the OTC Bulletin Board in August 2007.  To date, NB stock has been thinly traded.

On March 1, 2012, NB effectuated a forward split of its issued and outstanding common shares, whereby every old share of common stock will be exchanged for eight new shares of NB's common stock.  As a result, the issued and outstanding shares of common stock increased from 1,400,028 prior to the split to 11,200,224 following the forward split.  In connection with the stock split NB also increased the number of its authorized shares of common stock from 60,000,000 shares to 480,000,000 shares and its preferred stock from 10,000,000 to 80,000,000 shares.

The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of NB common stock, as reported by the OTC Bulletin Board.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation. There is an absence of an established trading market for NB's common stock, as the market is limited, sporadic and highly volatile, which may affect the prices listed below.

2012	High Bid	Low Bid

First Quarter 1-1-12 to 3-31-12	$3.85	$0.25

2011	High Bid	Low Bid

Fourth Quarter 10-1-11 to 12-31-11	$0.02	$0.25
Third Quarter 7-1-11 to 9-30-11	$0.02	$0.09
Second Quarter 4-1-11 to 6-30-11	$0.04	$0.04
First Quarter 1-1-11 to 3-31-11	$0.01	$0.03

2010	High Bid		Low Bid

Fourth Quarter 10-1-10 to 12-31-10		$0.03		$0.03
Third Quarter 7-1-10 to 9-30-10		$0.03		$0.03
Second Quarter 4-1-10 to 6-30-10		$0.03		$0.03
First Quarter 1-1-10 to 3-31-10	$	N/A	$	N/A

* N/A indicates no recorded trading activity during the period presented.

There is limited trading activity in NB's securities, and there can be no assurance a regular trading market for our common stock will be sustained.  On June 4, 2012, the closing price per share of NB common stock on the OTC Bulletin Board was $2.50.

The last trading day before the Merger was announced was July 18, 2011.  On that date the closing price for NB shares on the OTC Bulletin Board was N/A as the stock had not been traded.  NB has never paid cash dividends on its capital stock.  NB currently intends to retain all earnings, if any, to finance the growth and development of its business.  NB does not anticipate paying any cash dividends in the foreseeable future.  As of May 31, 2012, NB had approximately 117 shareholders of record, exclusive of shares held in street name.

Recent Sales of Unregistered Securities

None by the Registrant, other than the securities issued pursuant to the Merger.

On formation, Xhibit issued 10 Units to two of its founders, and 814,800 Units to a third founder.  In August 2011, Xhibit issued 26,345,200 Units to two of its founders in exchange for the contribution of their equity in Stacked Digital, LLC, SpyFire Interactive, LLC, and Hrizzo, LLC. Subsequent to this exchange, Hrizzo, LLC was returned to one of the founders in exchange for cancellation of 7,578,411 units.

In August through October 2011, Xhibit issued 1,050,000 Units to three accredited investors in exchange for cash of $875,000.

In November 2011, Xhibit issued 1,747,882 Units to three employees in exchange for services rendered.

In May 2012, Xhibit issued 21,905,000 Units to the 11 former members of Social Bounce LLC upon Xhibit's acquisition of Social Bounce LLC.

All of the above securities were issued in reliance upon the exemption from registration under Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended.

Item 4.01. Changes in Registrant's Certifying Accountant

On June 4, 2012, the Board of Directors of the Company dismissed Weaver Martin & Samyn, LLC ("WM&S"), the registered independent public accounting firm for the Company, as the Company's independent auditors effective immediately.  The dismissal of WM&S was a result of the Company's acquisition of Xhibit as the Company's wholly owned operating subsidiary.

In connection with the audit of the Company's financial statements for the fiscal years ended December 31, 2011 and 2010, and through June 4, 2012, there were no disagreements between the Company and WM&S on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to WM&S's satisfaction, would have caused WM&S to make reference the subject matter of the disagreement in connection with its audit reports on the Company's financial statements.  None of the reportable events set forth in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred during the period in which WM&S served as the Company's independent registered public accounting firm.

The audit reports of WM&S on the Company's financial statements as of and for the fiscal years ended December 31, 2011 and 2010 did not contain an adverse opinion or disclaimer of opinion, however, each of the audit reports was modified to note that the significant net losses incurred raised substantial doubt about the Company's ability to continue as a going concern and that the financial statements for each of those fiscal years did not include adjustments that might result from the outcome of those uncertainties.

The Company provided WM&S a copy of this report prior to its filing with the Securities and Exchange Commission and requested that WM&S furnish a letter addressed to the Securities and Exchange Commission stating whether WM&S agrees with the statements made in this Item 4.01.  A copy of the letter is filed as an exhibit to this Form 8-K.

On June 4, 2012, the Board of Directors of the Company approved the engagement of Farber Hass Hurley LLP ("FHH") to serve as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2012. The decision to change the Company's independent registered public accounting firm was the result of the Board of Directors' determination that it was in the best interests of the Company following the Company's acquisition of Xhibit as the Company's wholly owned operating subsidiary, as FHH has been serving as Xhibit's auditor.

Prior to June 4, 2012, the date that FHH was retained as the independent registered public accounting firm of the Company:

(1) The Company did not consult FHH regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements;

(2) Neither a written report nor oral advice was provided to the Company by FHH that they concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; and

(3) The Company did not consult FHH regarding any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K.

ITEM 5.01 Changes in Control of Registrant

Following the Merger, the holders of all of the common stock of NB before the Merger only own 16.8% of the common stock of the Company.  The former holders of Units in Xhibit now own 83.2% of the common stock of the Company.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In conjunction with the Merger, and effective as of June 4, 2012 (the effective date of the Merger), Derold Kelley resigned from his positions as Chief Executive Officer, Chief Financial Officer, President and sole director of the Registrant.

Effective as of June 4, 2012, Chris Richarde and Michael J. Schifsky were appointed as directors by the resigning sole director.  The Board has not yet determined on which Board committees these two directors will serve, although it expects to do so at its next scheduled meeting after the Board establishes which committees the Company will form.  Further information about the new Board members may be found below.

Effective as of June 4, 2012, Chris Richarde was appointed as Chief Executive Officer and President of the Registrant and Michael J. Schifsky was appointed as Chief Financial Officer and Treasurer of the Company.  Also effective June 4, 2012, the Board determined that Dzenis Softic, Xhibit's CTO, and Darin Toone, Xhibit's COO, should be considered executive officers of the Registrant.  The Registrant has entered into employment agreements with Mr. Richarde and Mr. Schifsky, and Mr. Softic and Mr. Toone have employment agreements with Xhibit. Further information about these officers may be found below.

The Company's directors, as named above, will serve until the next annual meeting of the Company's shareholders or until their successors are duly elected and have qualified.  Directors will be elected for one-year terms at the annual shareholders meeting.  There is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to the Company's board.  There are also no arrangements, agreements or understandings between non-management shareholders that may directly or indirectly participate in or influence the management of the Company's affairs.

There are no agreements or understandings for any officer or director to resign at the request of another person, and none of the officers or directors is acting on behalf of, or will act at the direction of, any other person.  There are no family relationships among our executive officers and directors.

Management

NB's management and directors and their respective ages as of the date of this report are set forth in the table below.  Also provided is a brief description of the experience of each director and officer during the past five years and directorships (if any) held by each director in other companies.

Name	Age	Position	Term of Office*
Chris Richarde	28	CEO, Chairman	Annual
Michael J. Schifsky Dzenis Softic Darin Toone	51 32 42	CFO, Director CTO, Xhibit COO, Xhibit	Annual
*For directors only

Chris Richarde was the co-founder and has served as the Chief Executive Officer of Xhibit LLC since July 2011.  Mr. Richarde has over 13 years of industry experience in the field of internet marketing.  In 2005, Mr. Richarde founded and from 2005, he has served as CEO of SpyFire Interactive, LLC, a results-based digital marketing and advertising agency.  In April 2010, Mr. Richarde co-founded Stacked Digital, LLC, an online email marketing and lead generation company.  Both SpyFire and Stacked Digital were acquired by Xhibit in August 2011.  Mr. Richarde brings his perspective and experience as Xhibit's co-founder and CEO to his proposed service on the Board of Directors.  In 2003, Mr. Richarde pled guilty to two counts of felony reckless driving in Washoe County, Nevada, stemming from a vehicular crash in June 2002 when the vehicle he was driving went out of control and crashed into a tree, resulting in the death of one person and substantial bodily harm to two others. At the scene of the car accident, Mr. Richarde had his blood drawn and no alcohol was found in his system. Mr. Richarde was sentenced to five years probation, of which one year was served under house arrest, and restitution. A related civil suit was settled in March 2012, as well.  As the founder of all subsidiaries and visionary of the products and services that have been and are being developed, Mr. Richarde serves as a valuable member of the board to assist with guiding the Company’s focus and direction.

Michael Schifsky has been the Chief Financial Officer of Xhibit LLC since July 2011.   Mr. Schifsky has over 25 years of financial and operational management experience. His background includes executive roles in organizations ranging from large established public companies to small and mid-sized rapid growth enterprises where he gained critical experience in leadership, organizational development, capital formation, mergers and acquisitions, SEC reporting, and corporate governance. Mr. Schifsky played a key role in the early phase of successful acquisition program that propelled Airgas, Inc. from a $200 million company to what is today a highly successful $4.5 billion NYSE traded industrial gas distributor.

From September 2009 to July 2011, Mr. Schifsky served as Chief Financial Officer of Millennium Energy Group, an early stage high tech energy storage solutions provider for the alternative energy and telecom industries.  From April 2008 to August 2009, he served as interim Chief Financial Officer for MD Helicopters, a manufacturer of light and medium duty helicopters.  From December 2006 to April 2008, he served as Chief Financial Officer for Clear Choice Financial, a full service mortgage company.  From April 2004 to December 2006, Mr. Schifsky was an independent consultant providing financial advisory and consulting services to such notable companies as American Express, Apollo Group, Amcor Ltd, and American Skiing Company.

From July 2010 to August 2011, Mr. Schifsky served on the Board of Directors of Big Bear Mining Corp., a U.S. based mineral exploration company.  Mr. Schifsky began his career in Philadelphia office of Ernst and Young, an international public accounting firm where he earned his CPA.  He holds a B.S. in accountancy from Villanova University.  Mr. Schifsky brings extensive financial and operational management experience to his proposed service on the Board of Directors.

Dzenis Softic has been Xhibit's Chief Technology Officer since October 2011 and is responsible for all product and software development efforts for the Company.  Mr. Softic is a successful Internet technology entrepreneur with over 12 years of relevant industry experience.  In 2003 Mr. Softic founded and served as CEO of VoloMP, an email marketing and software company, until he sold the company to Ybrant in 2006.  In 2006, Mr. Softic founded ABC Internet Media, an email marketing and technology company, and served as CEO until 2009 and remains the sole owner as of the date of this filing.  From 2009 to 2010, Mr. Softic was the Chief Technology Officer for JumpOnIt.com, a daily coupon site for the Australian market, where he managed a team of accomplished developers and built a highly successful daily coupon site from the ground up. In November 2010 LivingSocial bought a $5 million controlling equity position in JumpOnIt.com, which made Living Social the largest social shopping player in Australia.  In 2010, Mr. Softic returned to VoloMP as Chief Operating Officer to drive increased market share and profitability, until he joined Xhibit in 2011.

Darin E. Toone has served as COO for Xhibit since September 2011 and plays an important role in developing advertiser relationships for Xhibit.  Prior to joining Xhibit, Mr. Toone was an Internet media entrepreneur cofounding several Internet media and product development companies where he began marketing his own products and services online by developing direct response marketing campaigns. From 2004 to 2010 Mr. Toone served as Co-Founder and CEO of Producer Media LLC and Stage 6 Media LLC, companies that provided online business tools for at-home and small business owners.  In 2008 through September 2011, Mr. Toone began developing products and services in the diet and fitness vertical market and served as Vice President and Cofounder of OZone Holdings, LLC and WAT Works, LLC. OZone Holdings is an online fitness company known for providing results oriented 20-minute daily workout programs delivered to its online community through OZone's innovative online portal.  WAT Works was the marketing arm for OZone that developed marketing channels for online sales of diet and fitness products.   In 2007, Mr. Toone filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. The case was discharged in 2008. Mr. Toone holds a BS degree in Behavioral Science and Health from the University of Utah.

Significant Employees

Certain significant employees of Xhibit and its subsidiaries and their respective ages as of the date of this report are set forth in the table below.  Also provided is a brief description of the experience of each significant employee during the past five years.

Name	Age	Position and Company
Steven Hubbard	29	Director of Business Development, Xhibit
Viet Le	29	Director of Interactive Development, Xhibit
Mirco Pasqulaini	36	Digital Creative Architect, Xhibit

Viet D. Le has served as Xhibit's President of Web Development since January 2012.  Prior to joining Xhibit, Mr. Le founded HEYVIET, LLC, an interactive Detroit-based digital boutique agency, and served as its President from 2008 to 2011. Mr. Le utilized his hybrid of strong creative and development skill-sets to build and manage a local team of talent to create websites, apps, motion graphics and rich media for worldwide advertising agencies such as: Doner, MRM Worldwide, Campbell Ewald and Sarkissian Mason. Mr. Le was responsible for creating out-of-the box interactive concepts, managing client expectations, and executing development with the highest level of standards. Prior to founding HEYVIET, Mr. Le held a senior creative position at Doner Advertising from 2006 to 2008 and was responsible for executing the interactive creative process from start to finish. Doner later became a HEYVIET client in 2008.

Steven S. Hubbard is one of Xhibit's co-founders and has served as the Director of Business Development since August 2011.  Prior to joining Xhibit, from 2007 to 2010, Mr. Hubbard was the Director of Business Development for The Grid Records, a provider of production and publishing services to many of the world's leading entertainment brands, where he established strategic marketing partnerships with major celebrities and athletes.  Also, during his tenure at The Grid Records, in 2008 Mr. Hubbard co-founded The Grid Productions, a music publisher, where he served as Director of Business until 2011.  At The Grid Productions, Mr. Hubbard successfully assembled a group of investors, secured publishing assets and structured numerous licensing partnerships with major music labels, film studios and television studios.  Mr. Hubbard holds a BS in Business and Communications from Arizona State University. While at Arizona State University, Mr. Hubbard studied marketing, e-commerce, and entrepreneurship.

Mirco Pasqualini has been the Creative Digital Architect of Xhibit's digital marketing and social influence platforms since October 2011. Prior to joining Xhibit, from 2010 to 2011, Mr. Pasqualini served as the Interactive Experience and Creative Director for the award winning Mobile & Emerging Platforms Group of R/GA, an international digital advertising agency.  From 2009 to 2010, Mr. Pasqualini served as Creative Director for Arc Worldwide in Turin, Italy designing innovative digital products for globally recognized brands such as Nike, MasterCard, The Wall Street Journal, Fiat and Chrysler. From 2003 to 2008, Mr. Pasqualini was a freelance consultant providing design and implementation services for digital interactive projects to various high profile clients.

During his 13 years of industry experience, Mr. Pasqualini has received numerous industry awards including the Cannes Lions and has been featured in prominent digital communication publications such as Communication Arts magazine and Creative magazine for his pioneering work in redefining the future of the mobile social experience and interactive television on the web.

Mr. Pasqualini received a Certificate of Business Technology from the Instituto Tecnico Commerciale in Venice, Italy where his research and studies concentrated on information technology systems and business management.

Executive Compensation

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during Xhibit's past two fiscal years awarded to, earned by or paid to each of the following individuals by Xhibit or its subsidiaries.  Salary and other compensation for these officers, employees and former officers are set by Xhibit's Manager, except for employee compensation which is set by officers of Xhibit.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($) (1)	Total ($)
Chris Richarde, CEO of Xhibit LLC	2011	131,650	-	-	-	-	-	1,400,914	1,532,564
	2010	82,250	-	-	-	-	-	854,891	940,141
Dzenis Softic, Chief Technology Officer of Xhibit LLC	2011	-	-	1,318,384	-	-	-	-	1,318,384
		-	-	-	-	-	-	-	-
Jason Hrissikopoulos, President of Stacked Digital, LLC	2011	120,000	-	-	-	-	-	560,377	680,377
	2010	60,000	-	-	-	-	-	221,881	281,881
Rich Tarjeft, Director of Publisher Relations of SpyFire Interactive, LLC	2011	-	-	125,000	-	-	-	-	125,000
			-	-	-	-	-	-	-
Consists of distributions received as a result of the listed individual's ownership of equity in Xhibit, and not as compensation.

Employment Agreements

NB has entered into at-will employment agreements with its new CEO, Chris Richarde, and its new CFO, Michael Schifsky, effective as of the closing of the Merger.  Mr. Richarde's base salary is $350,000 annually, and Mr. Schifsky's is $204,000 annually.  Both Mr. Richarde and Mr. Schifsky have no severance arrangements and are eligible for an annual bonus to be established in the future by the Board.

Darin Toone serves as Xhibit's Chief Operating Officer under an at-will employment agreement with a base salary of $210,000 per year.

Dzenis Softic serves as Xhibit's Chief Technology Officer under an at-will employment agreement with a base salary of $4,800 per year.  Mr. Softic was granted 1,582,060 Units in Xhibit as an incentive to receive the nominal salary he is paid and for transfer of certain intellectual property.

Director Compensation

As both of our directors are also officers, they do not receive any additional compensation for their service on this Board.

Compensation Committee Interlocks and Insider Participation

As a smaller reporting company, the Company is not required to provide this disclosure.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of June 4, 2012 for (a) each person known by the Company to be a beneficial owner of five percent or more of the outstanding common stock of the Company, (b) each named executive officer, director and nominee for director of the Company, and (c) all directors and named executive officers of the Company as a group.  As of June 4, 2012, the Company had 66,583,676 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK SHARE OWNERSHIP AS OF JUNE 4, 2012
Name and Address of Beneficial Owner (1)	Amount of Common Shares Owned	Options or Warrants Exercisable Within 60 Days of June 4, 2012	Total Common Shares Beneficially Owned	Percent of Common Shares Owned (2)
Chris Richarde, CEO	44,440,064	-	44,440,064	66.74%

Michael Schifsky, CFO	1,214,173	-	1,214,173	1.82%

Dzenis Softic, CTO	2,000,000	-	2,000,000	3.00%

Darin Toone, COO	700,000	-	700,000	1.05%

All Officers and Directors as a group (4 persons)	48,354,237	-	48,354,237	72.62%

(1)           Except as otherwise noted, the address for each of these individuals is c/o Xhibit, LLC, 80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281.

(2)      Percentage ownership is based on 66,583,676 shares of Common Stock outstanding on June 4, 2012.

Certain Relationships and Related Transactions

A promissory note in the amount of $333,516.16 dated as of August 9, 2011 payable to Chris Richarde was paid in full as of April 10, 2012. Approximately $111,000 of this amount was forgiven in exchange for personal expenses not reimbursable by the Company.

The Unit Exchange Agreement by and between Xhibit LLC, Hrizzo, LLC, SpyFire Interactive, LLC, and Stacked Digital, LLC dated August 8, 2011 allocated units to Chris Richarde and Jason Hrissikopoulos based on this respective ownership of the Companies acquired by Xhibit LLC. Later, Mr. Hrissikopoulos agreed to take back Hrizzo, LLC and reduce the number of units allocated to him in exchange for the cancellation of a substantial part of the units originally issued to him and cancellation of a promissory note as well. Mr. Richarde was later issued additional units in exchange for the transfer of Social Bounce, LLC to the Company. None of these transfers was reviewed by or subject to a fairness opinion from an independent investment banker or any other party but were instead determined by the parties themselves. There is no assurance that an independent valuation may not have allocated the units differently. Inherent conflicts of interest may have impacted the determination of how the units were valued.

ABC Internet Media, a firm which provides software services and programming located in Bosnia owned by Dzenis Softic, Xhibit’s CTO, has been paid over $ 159,275 for services rendered to it over the past year. The Company has formed a wholly-owned subsidiary in Bosnia, Xhibit D.O.O., and has hired all of the programmers previously employed by ABC Internet Media. The Company’s Bosnian subsidiary now provides all of the software and programming services previously provided by ABC.

The Company has also entered into two promissory notes: one in the amount of $500,000 with a member of Xhibit who is also the father of an employee and the second in the amount of $200,000 with a member of Xhibit, each due in September 2012 paying simple interest of 10%.

Director Independence

Using the standards of the NYSE Amex, which the Company is not subject to, the Company's Board has determined that no director qualifies under such standards as an independent director. The Company did not consider any relationship or transaction between itself and its directors not already disclosed in this report in making this determination.

Indemnification of Directors and Officers

The Company's Articles of Incorporation provides to directors and officers indemnification to the full extent provided by law, and provide that, to the extent permitted by Nevada law, a director will not be personally liable for monetary damages to the Company or its shareholders for breach of his or her fiduciary duty as a director, except for liability for certain actions that may not be limited under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 5.06.	Change in Shell Company Status

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 5.06 in its entirety by reference.

ITEM 8.01 Other Events

As a result of the Merger, the Registrant has moved its principal executive offices to 80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281.

On June 6, 2012, the Company issued a press release announcing the closing of the Merger. A copy of the Company's press release is attached hereto as Exhibit 99.1 and incorporated therein by this reference.

ITEM 9.01  Exhibits

(a) Financial Statements of Business Acquired

Audited Financial Statements of Xhibit, LLC for the years ended December 31, 2011 and 2010, filed herewith.

Reviewed Financial Statement of Xhibit, LLC for the quarters ended March 31, 2012 and 2011, filed herewith.

(b) Pro Forma Financial Information

Filed herewith.

(c) Exhibits

2.1         Merger Agreement dated as of April 23, 2012, by and among NB Manufacturing, Inc., NB Manufacturing Subsidiary, LLC, Xhibit, LLC and a certain director and officer of NB, incorporated by reference to the Form 8-K filed on April 18, 2012.

2.2         Amendment to Merger Agreement dated as of May 23, 2012 by and among NB Manufacturing, Inc., NB Manufacturing Subsidiary, LLC, Xhibit LLC, and a certain director and officer of NB, incorporated by reference to the Form 8-K filed on June 7, 2012.

2.3         Articles of Merger, filed with the Nevada Secretary of State on June 4, 2012, incorporated by reference to the Form 8-K filed on June 7, 2012.

10.1         List Management Agreement between SpyFire Interactive LLC and AdCafe LLC dated August 6, 2012, incorporated by reference to the Form 8-K filed on June 7, 2012.

10.2         Exclusivity Agreement between SpyFire Interactive LLC and Education Success dba AdCafe dated June 24, 2011, incorporated by reference to the Form 8-K filed on June 7, 2012.

10.3         Insertion Order Standard Terms and Conditions between SpyFire Interactive and AdCafe, LLC dated June 24, 2011, incorporated by reference to the Form 8-K filed on June 7, 2012.

10.4         Unit Exchange Agreement dated August 9, 2011, by and among Xhibit, LLC, Hrizzo, LLC Spyfire Interactive, LLC and Stacked Digital, LLC, incorporated by reference to the Form 8-K filed on June 7, 2012.

10.5 Settlement Agreement between Xhibit, LLC and Jason Hrissikopoulos dated January 4, 2012, incorporated by reference to the Form 8-K filed on June 7, 2012.

10.6 Amendment #1 to Settlement Agreement between Xhibit, LLC and Jason Hrissikopoulos dated January 17, 2012, incorporated by reference to the Form 8-K filed on June 7, 2012.

10.7         Promissory Note of Xhibit LLC payable to Paul Hrissikopoulos dated March 27, 2012, incorporated by reference to the Form 8-K filed on June 7, 2012.

10.8         Promissory Note of Xhibit LLC payable to Larry Eiteljorg dated May 29, 2012, incorporated by reference to the Form 8-K filed on June 7, 2012.

16.1         Letter from Weaver Martin & Samyn, LLC dated June 4, 2012, incorporated by reference to the Form 8-K filed on June 7, 2012.

23.1         Consent of Farber Hass Hurley LLP dated June 5, 2012, incorporated by reference to the Form 8-K filed on June 7, 2012 .

23.2         Consent of Farber Hass Hurley LLP dated July 31, 2012, filed herewith.

99.1         Press release of NB Manufacturing, Inc. dated June 7, 2012, incorporated by reference to the Form 8-K filed on June 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   July 31, 2012

NB Manufacturing, Inc., a Nevada corporation

By:  /s/ Chris Richarde
Chris Richarde, CEO

By:  /s/ Michael Schifsky
Michael Schifsky, CFO

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Xhibit, LLC

We have audited the accompanying consolidated balance sheet of Xhibit, LLC (the “Company”), as of December 31, 2011, and the related consolidated statements of income, members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xhibit, LLC, as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Farber Hass Hurley LLP

Camarillo, California
May 17, 2012

XHIBIT, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2011

2011

Revenues	$6,351,384
Cost of revenues	3,760,553
Gross profit	2,590,831

Operating expenses:
Sales and marketing	388,589
General and administrative	2,481,846
Research and development	49,820
Total operating expenses	2,920,255

Loss from operations	(329,424)
Interest expense	6,579
Net Loss	$(336,003)

The accompanying notes are an integral part of these financial statements.

XHIBIT, LLC
CONSOLIDATED BALANCE SHEET
December 31, 2011

2011
Assets
Current Assets:
Cash	$241,077
Accounts receivable, net	606,203
Prepaid expenses	197,297
Accounts receivable, related party	8,750
Total current assets	1,053,327

Other Assets
Security deposit	32,731
Property and equipment, net	31,036

Total Assets	$1,117,094

Liabilities and Members' Equity
Current Liabilities:
Accounts payable and accrued expenses	$357,890
Accounts payable, related parties	14,820
Accrued interest, related party	6,579
Note payable, related party	225,665
Total current liabilities	604,954
Other liabilities	12,759
Members' Equity	499,381

Total Liabilities and Members' Equity	$1,117,094

The accompanying notes are an integral part of these financial statements.

XHIBIT, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2011

2011

Cash flows from operating activities:
Net loss	$(336,003)
Depreciation	3,498
Stock-based compensation	1,456,568
Adjustments to reconcile net loss to net cash provided by operating activities:
Accounts receivable	(398,587)
Prepaid expenses	(172,297)
Other assets	(32,731)
Accounts receivable, related party	(8,750)
Accounts payable and accrued expenses	358,991
Accounts payable, related parties	14,820
Other liabilities	12,759
Net cash provided by (used in) operating activities	898,268

Cash flows from investing activities:
Purchases of property and equipment	(31,949)
Net cash provided by (used in) investing activities	(31,949)

Cash flows from financing activities:
Net proceeds from note payable	225,665
Member capital contribution	1,180,748
Distributions to members	(2,128,288)
Net cash provided by (used in) financing activities	(721,875)
-
Net increase in cash	144,444

Cash, beginning of year	96,633
Cash, end of year	$241,077

Supplemental disclosure of Non-Cash Investing Actvity:
Acquisition of Spyfire Interactive, LLC with units	$249,517
Acquisition of Stacked Digital, LLC with units	$56,920

Cash paid for:
Interest	-

The accompanying notes are an integral part of these financial statements.

XHIBIT, LLC
CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

Members'
Equity

Balance - December 31, 2010	$326,356
Contributions from members	1,180,748
Units issued for noncash compensation	1,456,568
Distribution to member	(2,128,288)
Net loss	(336,003)
Balance - December 31, 2011	$499,381

The accompanying notes are an integral part of these financial statements.,

XHIBIT, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business

Xhibit, LLC (“Xhibit” or “the Company”) was organized on July 18, 2011 as a Nevada limited liability company. On August 9, 2011 Xhibit entered into a Unit Exchange Agreement whereby the members of of SpyFire Interactive, LLC (“SpyFire”) and Stacked Digital, LLC (“Stacked”) exchanged 100% of their membership units for 18,292,319 of the Company’s units. Concurrent with this transaction, SpyFire and Stacked became wholly-owned subsidiaries of the Company. There is common ownership and management among all three companies. The Company, through its subsidiaries, is an online marketing and advertising company providing targeted and measurable online advertising campaigns and programs for a broad base of advertisers and advertising agency customers. The Company enables marketers to advertise and sell their products and services through major online marketing channels including display advertising and affiliate marketing networks.

Basis of Presentation and Consolidation

The consolidated financial statements have been prepared on an accrual basis of accounting. This basis of accounting recognizes revenues when earned and expenses when incurred and conforms with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated. The consolidated financial statements for 2011 represent the operations of Xhibit since inception and SpyFire and Stacked since January 1, 2011. See Notes 7 and 8.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Actual results could differ from those estimates.

Concentrations and Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. All cash balances are maintained in a single bank and may from time to time exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Regarding trade accounts receivable, the Company minimizes its credit risk by performing credit evaluations of its customers and or limiting the amount of credit extended. Accounts receivable balances are carried net of any allowances for doubtful accounts.

Two customers in 2011 represented approximately 57% (46% and 11%) of total revenues. The accounts receivable from four customers were approximately 76% (29%, 19%, 15% and 13%) of total accounts receivable as of December 31, 2011. No other customers represented greater than 10% of total revenues in 2011 or total accounts receivable at December 31, 2011.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and note payable approximate fair value because of the short maturities of those instruments.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, the Company considers all short-term investments with original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at cost, less an allowance for doubtful accounts. On a period basis, management evaluates accounts receivable balances and establishes an allowance for doubtful accounts based on history of past write-offs, collections and current credit considerations. Interest is not accrued on overdue receivables nor is collateral obtained on any amounts due.

Management determined that the allowance for doubtful accounts was $0 at December 31, 2011.

Prepaid Expenses

Prepaid expenses represent primarily prepaid rent for 2012. See Note 4.

Computers and Office Equipment

Computers and office equipment are carried at cost, less accumulated depreciation. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives for computers office equipment are three and five years, respectively.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable. The Company recognizes revenue at the time services are performed and sales are generated on behalf of their customers. Revenue is presented net of discounts and allowances.

We record and report on gross amounts billed to customers when the following criteria are met, in accordance with ASC 605-45-45:

    ●     The Company is the primary obligor;
    ●     The Company has credit risk;
    ●     The Company has reasonable latitude within economic constraints to negotiate prices and terms with its customers

Advertising

Advertising costs are expensed as incurred. Such expenses for the year ended December 31, 2011 were $271,856.

Research and Development Costs

Research and development expenditures consist primarily of programming and software development related services for developing new web and mobile based products, services and technologies in support of its growth strategies.  Such costs are expensed until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with accounting guidance for software.  Because our current process for developing software is essentially completed concurrently with the establishment of technological feasibility, which occurs upon completion of a working model, no costs have been capitalized for any of the periods presented.   Research and development expenses were $49,820 for the year ended December 31, 2011.  See Note 6.

Stock-Based Compensation

The Company grants units for services and recognizes compensation expense on the value of the services or value of the units issued, whichever is more readily determinable.

Income Taxes

The Company is a limited liability company, and therefore is not subject to income tax, as any income or loss is allocated to and included in the personal income tax return of its members. Accordingly, no provision is made for income taxes in the financial statements.

Segment Reporting

The Company operates in one segment, internet marketing. All revenues and operations are within the United States.

New Accounting Standards

There were no recently issued accounting standards that are expected to have a material impact on the financial statements of the Company.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment balance as of December 31, 2011 is as follows:

Computers and Office Equipment	$40,295
Accumulated Depreciation	(8,811)

Total	$31,484

Depreciation expense for the year ended December 31, 2011 was $3,498.

NOTE 3 – NOTE PAYABLE RELATED PARTY

On August 9, 2011 the Company issued a promissory note in the amount of $333,516 to one of its members. The note carries a simple interest rate of 5% per annum and was due and payable on September 30, 2011. The maturity date on the balance due at December 31, 2011 ($225,665) was extended to June 30, 2012. On April 10, 2012, the Note along with all accrued interest was paid in full.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

On November 9, 2011 the Company entered into a lease agreement for corporate office space in Tempe, Arizona. Under the terms of the agreement, the Company made a payment of $250,000 in 2011 for prepaid rent to be applied to the first (9) nine months’ rent beginning with the commencement date of June 1, 2012. Future minimum lease payments as of December 31, 2011 for the next five years and thereafter are as follows:

Year ending December 31,	Amount

2012	$125,022
2013	347,183
2014	368,923
2015	400,545
2016	432,167
Thereafter	668,015

Total	$2,341,855

The Company has provided indemnification to certain officers for taxes that they may be potentially liable for in connection with the Company's reverse merger with Xhibit LLC.  Management has evaluated the possible tax consequences from the transaction and does not believe there will be any material financial exposure to the Company.

NOTE 5 - MEMBERSHIP INTERESTS

As specified in the Company’s limited liability company agreement, the Company is authorized to issue additional units as need. Each unit represents a pro rata ownership interest in the Company’s profit, losses and distributions. Prior to the acquisition by the Company, the founders of Spyfire and Stacked contributed $298,748 and $7,500, respectively, to equity.

On August 9, 2011, the Company issued 814,810 units to three individuals in connection with the formation of the Company. These units have been recorded as Founders’ units of the Company.

On August 24, 2011, the Company issued 300,000 units in exchange for $250,000. In October 2011, the Company issued 750,000 units in exchange for $625,000.

On November 17, 2011, the Company issued 1,747,882 units to employees for services rendered. The units had a fair market value of $1,456,568 on the date of issuance. As such, the Company has included this amount as non-cash compensation expense in the statement of income for the year ended December 31, 2011.

As of December 31, 2011, the Company had 21,905,011 membership units issued and outstanding held by ten individuals.

NOTE 6 – RELATED PARTY TRANSACTIONS

During 2011, the Company paid Hrizzo, LLC (“Hrizzo”) $1,250 for certain customer data lists and advanced the company $8,750 for general working capital. Hrizzo is owned 100% one of the Company’s members. Also during 2011, the Company paid $49,820 to a software development company that is owned by its Chief Technology Officer.

NOTE 7 – ACQUISITION OF SPYFIRE, LLC AND STACKED DIGITAL, LLC

On August 9, 2011, the Company completed its acquisition of SpyFire and Stacked. The Company issued 15,251,941 Company units for the acquisition of SpyFire and 3,040,378 Company units for the acquisition of Stacked. Due to the common ownership between SpyFire and Stacked (the acquired companies), the acquisitions were accounted for as a reorganization of the acquired companies.  Accordingly, the assets and liabilities have been recorded at their historical cost basis as of the acquisition date and the operations include the historical results of the acquired companies . Below is a summary of the net assets acquired for each company:

SPYFIRE
Cash	$57,071
Accounts Receivable	227,289
Property and Equipment	5,144
Other Assets	4,973
294,477

Liabilities Assumed	44,960
Net Assets Acquired	$249,517

STACKED
Cash	$32,567
Accounts Receivable	65,580
Property and Equipment	3,733
Other Assets	0
101,880

Liabilities Assumed	44,960
Net Assets Acquired	$56,920

NOTE 8 – SUBSEQUENT EVENTS (UNAUDITED)

On April 12, 2012 the Company entered into a definitive merger agreement with NB Manufacturing, Inc. (“NBM”), a publically traded shell company currently traded on the OTCBB under the symbol NBMF. Under the terms of the Merger Agreement, NB and Xhibit propose to engage in a reverse triangular merger resulting in Xhibit becoming a wholly-owned subsidiary of NBM and the members of Xhibit becoming the majority owners of NBM, holding approximately 83% of the total outstanding shares.

Completion of the merger is contingent upon both parties satisfying certain conditions in order for the Agreement to become effective.

On March 27, 2012 the Company issued a Promissory Note in the amount of $500,000 to the father of one of its members. The Promissory Note bears interest at a simple rate of 10% and is due and payable on September 30, 2012.

The Company is negotiating a merger agreement with Social Bounce, LLC, an internet social media company owned by the Company’s majority shareholder, whereby the Company will issue 21,905,011 of its units to acquire a 100% interest in Social Bounce. The merger is expected to close in May 2012.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sole Member
SpyFire Interactive, LLC

We have audited the accompanying balance sheets of SpyFire Interactive, LLC (the “Company”), as of December 31, 2010 and 2009, and the related statements of income, member’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpyFire Interactive, LLC, as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Camarillo, California
February 3, 2011

SPYFIRE INTERACTIVE, LLC
BALANCE SHEETS

	December 31,
	2010	2009
Assets
Current Assets
Cash	$87,042	$5,054
Accounts receivable	122,504	20,538
Accounts receivable, related party	-	6,000
Total current assets	209,546	31,592

Other assets
Computer and equipment, net	2,585	-

Total Assets	$212,131	$31,592

Liabilities and Member's Equity
Current Liabilities
Accounts payable and accrued expenses	$349	$7,044

Member's Equity	211,782	24,548

Total Liabilities and Member's Equity	$212,131	$31,592

See accompanying notes to the financial statements.

SPYFIRE INTERACTIVE, LLC
STATEMENTS OF INCOME

	Year Ended December 31,
	2010	2009

Revenues	$1,971,406	$215,268
Cost of revenues	702,424	104,834
Gross profit	1,268,982	110,434

Operating expenses:
Sales and marketing	30,445	-
General and administrative	198,304	54,840

Total operating expenses	228,749	54,840

Net Income	$1,040,233	$55,594

See accompanying notes to the financial statements.

SPYFIRE INTERACTIVE, LLC
STATEMENT OF MEMBER'S EQUITY

Member's
Equity

Balance - December 31, 2008	$28,336
Contributions from member	48,185
Distribution to member	(107,567)
Net income	55,594
Balance - December 31, 2009	24,548
Contributions from member	413,820
Distribution to member	(1,266,819)
Net income	1,040,233
Balance - December 31, 2010	$211,782

See accompanying notes to the financial statements.

SPYFIRE INTERACTIVE, LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009

Cash flows from operating activities:
Net income	$1,040,233	$55,594
Depreciation	1,293	-
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in accounts receivable	(95,966)	(5,756)
Changes in accounts receivable, related party	-	(6,000)
Accounts payable and accrued expenses	(6,695)	4,299
Net cash provided by operating activities	938,865	48,137

Cash flows from investing activities:
Purchase of computer	(3,878)	-
Net cash used in investing activities	(3,878)	-

Cash flows from financing activities:
Member capital contribution	413,820	48,185
Distribution to member	(1,266,819)	(107,567)
Net cash used in financing activities	(852,999)	(59,382)

Net increase in cash	81,988	(11,245)

Cash, beginning of year	5,054	16,299

Cash, end of year	$87,042	$5,054

See accompanying notes to the financial statements.

SPYFIRE INTERACTIVE, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

SpyFire Interactive, LLC (the “Company”) was organized in October 2005 as a Nevada limited liability company. The Company is an online marketing and advertising company providing targeted and measurable online advertising campaigns and programs for a broad base of advertisers and advertising agency customers. The Company enables marketers to advertise and sell their products and services through major online marketing channels including display advertising and affiliate marketing networks.

Basis of Presentation

The financial statements have been prepared on an accrual basis of accounting. This basis of accounting recognizes revenues when earned and expenses when incurred, with conforms to accounting principles generally accepted in the United States of America. Management has evaluated subsequent events through February 3, 2012, the date on which the financial statements were available to be issued.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term investments with original maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The Company carries its accounts receivable at cost, less an allowance for doubtful accounts. On a period basis, management evaluates accounts receivable balances and establishes and allowance for doubtful accounts based on history of past write-offs, collections and current credit considerations. Interest is not accrued on overdue receivables nor is collateral obtained on any amounts due.

Management determined that the allowance for doubtful accounts was $0 at December 31, 2010 and 2009.

Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. All cash balances are maintained in a single bank and may from time to time exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Regarding trade accounts receivable, the Company minimizes its credit risk by performing credit evaluations of its customers and or limiting the amount of credit extended. Accounts receivable balances are carried net of any allowances for doubtful accounts.

Computers and Office Equipment

Computers and Office Equipment is carried at cost, less accumulated depreciation. Maintenance and repairs are expensed as incurred. Computers and office equipment that is retired, damaged beyond repair or, and the related gain or loss, if any, is taken into income currently. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives for computers and office equipment are three and five years, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturities of those instruments.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable. The Company recognizes revenue at the time services are performed and sales are generated on behalf of their customers. Revenue is presented net of discounts and allowances.

We record and report revenue on gross amounts billed to customers when the following criteria are met, in accordance with ASC 605-45-45:

    ●     The Company is the primary obligor;
    ●     The Company has credit risk;
    ●     The Company has reasonable latitude within economic constraints to negotiate prices and terms with its customers.

Income Taxes

The Company is a limited liability company, and therefore is not subject to income tax, as any income or loss is allocated to, and included in, the personal income tax return of its single member. Accordingly, no provision is made for income taxes in the financial statements.

NOTE 2 - COMPUTER AND OFFICE EQUIPMENT

Computers and office equipment balances as of December 31, 2010 and 2009 are as follows:
	2010	2009
Computers and Office Equipment	$7,878	$4,000
Accumulated Depreciation	(5,293)	(4,000)
Total	$2,585	$-

Depreciation expense for the years ended December 31, 2010 and 2009 was $1,293 and zero, respectively.

NOTE 3 - MEMBERSHIP INTERESTS

As of December 31, 2010 and 2009, the Company had 10,000,000 membership units issued and outstanding. All units were held by a single member.

NOTE 4 – RELATED PARTY TRANSACTIONS

During 2010, the Company entered into certain transactions with Stacked Digital, LLC (“Stacked”),Hrizzo, LLC (“Hrizzo”), and Eclipse LLC (“Eclipse”), each a related party. Stacked is owned 50% by the sole member of the Company and 50% by the sole member Hrizzo. Eclipse is owned 100% by the sole member of Hrizzo. During 2010, Stacked paid the Company $25,000 for certain consulting services; the Company paid Hrizzo, LLC $24,500 for customer data lists; and Eclipse paid the Company $12,000 for data purchases.

During 2009, Eclipse entered into a revenue transaction to purchase $6,000 of data from the Company. This amount was still owed at 12/31/09, and is included in the Accounts Receivable, related party balance on the balance sheet.

NOTE 5—CONCENTRATIONS

The Company receives significant portions of its revenue from a couple of large businesses. Should any of these customers’ businesses fail, the Company’s business would be adversely affected. As of December 31, 2010, two customers represented approximately 51% and 17%, respectively, of trade receivables. For the year ended December 31, 2010, two customers represented approximately 25%, and 10%, respectively, of net sales.

As of December 31, 2009, four customers represented approximately 29%, 28%, 19%, and 16%, respectively, of trade receivables. For the year ended December 31, 2009, one customer represented approximately 13% of net sales.

NOTE 6 – SUBSEQUENT EVENT

On August 9, 2011 the sole member of the Company entered into a Unit Exchange Agreement with Xhibit, LLC (“Xhibit”) whereby Xhibit acquired 100% of the issued and outstanding membership interests of the Company. Upon completion of the Unit Exchange Agreement, the sole member of the Company now has a controlling interest in Xhibit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Stacked Digital, LLC

We have audited the accompanying balance sheet of Stacked Digital, LLC (the “Company”), as of December 31, 2010, and the related statements of income, members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stacked Digital, LLC, as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Camarillo, California
February 3, 2012

STACKED DIGITAL, LLC
BALANCE SHEET
AS OF DECEMBER 31, 2010

Assets
Current assets
Cash	$9,591
Accounts receivable	85,112
Prepaid expense	25,000
Total current assets	119,703

Total Assets	$119,703

Liabilities and Members' Equity
Accounts payable	5,129

Members' equity	114,574

Total Liabilities and Members' Equity	$119,703

See accompanying notes to the financial statements.

STACKED DIGITAL, LLC
STATEMENT OF INCOME
APRIL 12, 2010 (DATE OF INCEPTION) TO DECEMBER 31, 2010

Revenues	$396,314
Cost of revenues	86,474
Gross profit	309,840

Operating expenses:
Sales and marketing	163,280
General and administrative	32,441

Total operating expenses	195,721

Net Income	$114,119

See accompanying notes to the financial statements.

STACKED DIGITAL, LLC
STATEMENT OF MEMBERS' EQUITY

Members'
Equity

Balance - April 12, 2010 (date of inception)	$-
Member contributions	500
Member distributions	(45)
Net income	114,119
Balance - December 31, 2010	$114,574

See accompanying notes to the financial statements.

STACKED DIGITAL, LLC
STATEMENT OF CASH FLOWS
APRIL 12, 2010 (DATE OF INCEPTION) TO DECEMBER 31, 2010

Cash flows from operating activities:
Net income (loss)	$114,119
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in accounts receivable	(85,112)
Changes in accounts payable	5,129
Prepaid expenses	(25,000)
Net cash provided by operating activities	9,136

Cash flows from financing activities:
Member capital contribution	500
Distribution to member	(45)
Net cash provided by financing activities	455

Net increase in cash	9,591

Cash, beginning of period	-

Cash, end of year	$9,591

See accompanying notes to the financial statements.

STACKED DIGITAL, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Stacked Digital, LLC (the “Company”) was organized on April 12, 2010 as a Washington limited liability company. The Company conducts focused permission-based email marketing campaigns designed to drive customer traffic to its client’s websites.

Basis of Presentation

The financial statements have been prepared on an accrual basis of accounting. This basis of accounting recognizes revenues when earned and expenses when incurred, with conforms to accounting principles generally accepted in the United States of America. Management has evaluated subsequent events through February 3, 2012, the date on which the financial statements were available to be issued.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term investments with original maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The Company carries its accounts receivable at cost, less an allowance for doubtful accounts. On a period basis, management evaluates accounts receivable balances and establishes and allowance for doubtful accounts based on history of past write-offs, collections and current credit considerations. Interest is not accrued on overdue receivables nor is collateral obtained on any amounts due.

Management determined that the allowance for doubtful accounts was $0 at December 31, 2010.

Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. All cash balances are maintained in a single bank and may from time to time exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Regarding trade accounts receivable, the Company minimizes its credit risk by performing credit evaluations of its customers and or limiting the amount of credit extended. Accounts receivable balances are carried net of any allowances for doubtful accounts.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturities of those instruments.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable. The Company recognizes revenue at the time services are performed and sales are generated on behalf of their customers. Revenue is presented net of discounts and allowances.

We record and report revenue on gross amounts billed to customers when the following criteria are met, in accordance with ASC 605-45-45:

● The Company is the primary obligor;
● The Company has credit risk;
● The Company has reasonable latitude within economic constraints to negotiate prices and terms with its customers.

Income Taxes

The Company is a limited liability company, and therefore is not subject to income tax, as any income or loss is allocated to and included in the personal income tax returns of its two members. Accordingly, no provision is made for income taxes in the financial statements.

NOTE 2 - MEMBERSHIP INTERESTS

As of December 31, 2010, the Company had 10,000 membership units issued and outstanding held by two individuals, each holding a 50% interest.

NOTE 3 – RELATED PARTY TRANSACTIONS

During 2010 the Company entered into certain transactions with SpyFire Interactive, LLC (“SpyFire”), and Hrizzo, LLC (“Hrizzo”), each a related party. One of the members of the Company is also the sole member of SpyFire, and the other member of the Company is also the sole member of Hrizzo. During 2010, the Company paid SpyFire $25,000 for certain consulting services, and received approximately $15,000 from SpyFire for data purchases. Also during 2010, the Company paid Hrizzo $25,000 for data purchases.

NOTE 4 – CONCENTRATIONS

The Company receives significant portions of its revenue from a few large customers. Should any of these customers’ businesses fail, the Company’s business would be adversely affected. As of December 31, 2010, four customers represented approximately 41%, 21%, 20%, and 10%, respectively, of trade receivables. For the year ended December 31, 2010, two customers represented approximately 25% and 22%, respectively, of net sales.

NOTE 5 – SUBSEQUENT EVENT

On August 9, 2011 the members of the Company entered into a Unit Exchange Agreement with Xhibit, LLC (“Xhibit”) whereby Xhibit acquired 100% of the issued and outstanding membership interests of the Company. Upon completion of the Unit Exchange Agreement, one of the members of the Company now has a controlling interest in Xhibit, LLC.

Condensed Consolidated Statement of Operations of Xhibit, LLC for the Quarter Ended March 31, 2012 and Condensed Combined Statement of Operations for SpyFire Interactive, LLC and Stacked Digital, LLC for the Quarter Ended March 31, 2011

	Three-month Period
	Ended March 31,
	2012	2011

Revenues	$2,162,334	$870,315
Cost of revenues	1,427,340	274,398
Gross profit	734,994	595,917

Operating expenses:
Sales and marketing	165,983	31,988
General and administrative	670,662	98,715
Research and development	87,326	9,000
Total operating expenses	923,971	139,703

Income (loss) from operations	(188,977)	456,214
Interest expense	4,561	-
Net Income (Loss)	$(193,538)	$456,214

Xhibit, LLC
Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
Assets
Current Assets:
Cash	$569,563	$241,077
Accounts receivable, net	644,563	606,203
Prepaid expenses	128,742	197,297
Accounts receivable, related party	8,150	8,750
Total current assets	1,351,018	1,053,327

Other assets:
Security deposit	32,731	32,731
Property and equipment, net	78,600	31,036

Total Assets	$1,462,349	$1,117,094

Liabilities and Members' Equity
Current Liabilities:
Accounts payable and accrued expenses	$414,911	$357,890
Accounts payable, related party	-	14,820
Accrued interest, related party	11,140	6,579
Notes payable, related party	725,665	225,665
Total current liabilities	1,151,716	604,954

Other liabilities	31,897	12,759
Members' Equity	278,736	499,381

Total Liabilities and Members' Equity	$1,462,349	$1,117,094

Condensed Consolidated Statement of Cash Flows of Xhibit, LLC for the Quarter Ended March 31, 2012 and Condensed Combined Statement of Cash Flows for SpyFire Interactive, LLC and Stacked Digital, LLC for the Quarter Ended March 31, 2011

	Three-month Period
	Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(193,538)	$456,214
Depreciation	5,539	687
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(36,427)	(123,814)
Prepaid expenses	68,555	25,000
Accounts receivable, related party	600	-
Accounts payable and accrued expenses	78,787	173,283
Accounts payable, related party	(14,820)	-
Net cash provided by (used in) operating activities	(91,304)	531,370

Cash flows from investing activities:
Purchases of property and equipment	(53,103)	(3,733)
Net cash used in investing activities	(53,103)	(3,733)

Cash flows from financing activities:
Net proceeds from note payable	500,000	-
Member capital contribution	-	7,500
Distributions to member	(27,107)	(333,003)
Net cash provided by (used in) financing activities	472,893	(325,503)

Net increase in cash	328,486	202,134

Cash, beginning of year	241,077	96,633

Cash, end of period	$569,563	$298,767

Xhibit, LLC
Consolidated Statement of Members' Equity
For the Quarter Ended March 31, 2012

Balance - December 31, 2011	$499,381
Contributions from member	-
Distribution to member	(27,107)
Net income	(193,538)
Balance - March 31, 2012	$278,736

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF XHIBIT, LLC FOR THE QUARTER ENDED MARCH 31, 2012 AND THE BALANCE SHEET DATED DECEMBER 31, 2011 AND THE CONDENSED COMBINED FINANCIAL STATEMENTS OF OPERATIONS AND CASH FLOWS OF SPYFIRE INTERACTIVE, LLC AND STACKED DIGITAL, LLC FOR THE QUARTER ENDED MARCH 31, 2011

NOTE 1 – THE COMPANY AND BASIS OF PRESENTATION

Organization and Description of Business

Xhibit, LLC (“Xhibit” or “the Company”) was organized on July 18, 2011 as a Nevada limited liability company. On August 9, 2011 Xhibit entered into a Unit Exchange Agreement whereby the members of SpyFire Interactive, LLC (“SpyFire”) and Stacked Digital, LLC (“Stacked”) exchanged 100% of their membership units for 18,292,319 of the Company’s units. Concurrent with this transaction, SpyFire and Stacked became wholly-owned subsidiaries of the Company. There is common ownership and management among all three companies. The Company, through its subsidiaries, is an online marketing and advertising company providing targeted and measurable online advertising campaigns and programs for a broad base of advertisers and advertising agency customers. The Company enables marketers to advertise and sell their products and services through major online marketing channels including display advertising and affiliate marketing networks.

Basis of Presentation

The condensed consolidated financial statements of Xhibit, LLC for the quarter ended March 31, 2012 and the consolidated balance sheet of Xhibit, LLC at December 31, 2011 have been prepared on an accrual basis of accounting. This basis of accounting recognizes revenues when earned and expenses when incurred and conforms with U.S. generally accepted accounting principles (GAAP). The condensed consolidated financial statements of Xhibit include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The condensed combined statements of operations and statements of cash flows of SpyFire Interactive, LLC and Stacked Digital, LLC for quarter ended March 31, 2011 have been prepared on an accrual basis of accounting. This basis of accounting recognizes revenues when earned and expenses when incurred and conforms with U.S. generally accepted accounting principles (GAAP). All significant balances and transactions between SpyFire and Stacked have been eliminated. The condensed combined statements of operations and statements of cash flow of SpyFire and Stacked have been presented for comparative purposes only and are not necessarily indicative of the consolidated financial position had the acquisition been effective as of January 1, 2011.

NOTE 2 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011

Computers and office equipment	$46,125	$30,501
Software	1,854	-
Office furniture	44,951	9,327
Property and equipment, gross	92,930	39,828
Less: accumulated depreciation	(14,330)	(8,792)
Total property and equipment, net	$78,600	$31,036

NOTE 3 – NOTES PAYABLE

On August 9, 2011 the Company issued a promissory note in the amount of $333,516 to one of its members. The note carries a simple interest rate of 5% per annum and was due and payable on September 30, 2011. The maturity date on the balance due at December 31, 2011 ($225,665) was extended to June 30, 2012. On April 10, 2012, the Note along with all accrued interest was paid in full.

On March 27, 2012 the Company issued a Promissory Note in the amount of $500,000 to one of its members. The Promissory Note bears interest at a simple rate of 10% and is due and payable on September 30, 2012.

NOTE 4 - MEMBERSHIP INTERESTS

As of March 31, 2012, the Company had 21,905,011 membership units issued and outstanding held by ten individuals.

NOTE 5 – SUBSEQUENT EVENTS

On April 12, 2012 the Company entered into a definitive merger agreement with NB Manufacturing, Inc. (“NBM”), a publically traded shell company currently traded on the OTCBB under the symbol NBMF. Under the terms of the Merger Agreement, NB and Xhibit propose to engage in a reverse triangular merger resulting in Xhibit becoming a wholly-owned subsidiary of NBM and the members of Xhibit becoming the majority owners of NBM, holding approximately 83% of the total outstanding shares. Completion of the merger is contingent upon both parties satisfying certain conditions in order for the Agreement to become effective.

The Company is negotiating a merger agreement with Social Bounce, LLC, an internet social media company owned by the Company’s majority shareholder, whereby the Company will issue 21,905,011 of its units to acquire a 100% interest in Social Bounce. The merger is expected to close in May 2012.

XHIBIT LLC
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

The following unaudited pro forma condensed combined balance sheet assumes the Merger of NB Manufacturing, Inc. (“NBM”), a Nevada corporation, and Xhibit, LLC (“Xhibit”), a Nevada limited liability corporation, and the related transactions described in the notes hereto had occurred on March 31, 2012. The unaudited pro forma condensed combined balance sheet as of March 31, 2012 is based on the unaudited historical balance sheet of NBM and the unaudited consolidated balance sheet of Xhibit as of March 31, 2012.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 assumes the merger between NMB and Xhibit had occurred on January 1, 2011. The statement is based on the audited statements of operations of NBM and Xhibit for the year ended December 31, 2011. The unaudited profroma condensed combined statement of operations for the quarter ended March 31, 2012 assumes the merger had occurred on January 1, 2011. The statement is based on the unaudited statements of operations of NMB and Xhibit for the quarter ended March 31, 2012.

The Merger will be accounted for as a reverse merger in which Xhibit is the accounting acquirer, a capital transaction in substance. The parties believe that Xhibit is the accounting acquirer for accounting purposes for the following reasons: (i) current Xhibit officers will control the management of the combined companies, (ii) designees of Xhibit will control the Board of Directors and (iii) current Xhibit shareholders will be the largest group of shareholders of the combined company following the merger and are likely to vote together, although there is no formal agreement among them. The accounting treatment utilizes the structure of the combined company and the combined company’s assets and liabilities will be recorded at their historical cost. The legal status of NBM as the surviving corporation will not change as a result of the accounting treatment.

The unaudited pro forma condensed combined financial statements include all material adjustments believed to be necessary to reflect the recapitalization with Xhibit and its wholly owned subsidiaries.

The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of NBM and Xhibit. These pro forma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred at the end of the periods indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

XHIBIT, LLC & NB MANUFACTURING, INC.
UNAUDITED CONDENSED COMBINED PROFORMA BALANCE SHEET
For the Three Months Ended March 31, 2012

		NB
		Manufacturing,	Proforma		Combined
	Xhibt	Inc.	Adjustments		Proforma
Assets
Current Assets
Cash	$569,563	-			$569,563
Accounts receivable, net	644,563	-			644,563
Prepaid expense	128,742	-			128,742
Accounts receivable, related party	8,150	-			8,150
Total current assets	1,351,018	-	-		1,351,018

Other Assets
Security deposit	32,731	-			32,731
Property and equipment, net	78,600				78,600

Total Assets	$1,462,349	$-	$-		$1,462,349

Liabilities and Members'/Shareholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$426,051	$5,000			$431,051
Notes payable, related party	725,665	-			725,665
Total current liabilities	1,151,716	5,000			1,156,716

Other liabilities	31,897				31,897

Members'/Shareholders' Equity
Common stock		1,120	5,538	(1)	6,658
Additional paid in capital		198,101	665,241	(2)	863,342
Retained earnings (deficit)		(204,221)	204,221	(2)	-
Members' capital	875,000		(875,000	)(2)	-
Retained earnings (deficit)	(596,264)				(596,264)
Total members'/shareholders' equity (deficit)	278,736	(5,000)			273,736

Total Liabilities and Members'/Shareholders' Equity	$1,462,349	$-			$1,462,349

XHIBIT, LLC & NB MANUFACTURING, INC.
UNAUDITED CONDENSED COMBINED PROFORMA STATEMENT OF OPERATIONS
Year Ended December 31, 2011

		NB
		Manufacturing,	Pro Forma	Combined
	Xhibt, LLC	Inc.	Adjustments	Pro Forma

Revenues	$6,351,384			$6,351,384
Cost of revenues	3,760,553			3,760,553
Gross profit	2,590,831			2,590,831

Operating expenses:
Sales and marketing	388,589			388,589
General and administrative	2,481,846	$27,152		2,508,998
Research and development	49,820			49,820
Total operating expenses	2,920,255	27,152		2,947,407
Loss from operations	(329,424)	(27,152)		(356,576)
Interest expense, related party	6,579	1,716		8,295

Net Loss	$(336,003)	$(28,868)		$(364,871)

Proforma Loss Per Share:
Basic and diluted				$(0.01)

Weighted Average Shares Outstanding				66,583,452

XHIBIT, LLC & NB MANUFACTURING, INC.
UNAUDITED CONDENSED COMBINED PROFORMA STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2012

		NB
		Manufacturing,	Proforma	Combined
	Xhibt, LLC	Inc.	Adjustments	Proforma

Revenues	$2,162,334			$2,162,334
Cost of revenues	1,427,340			1,427,340
Gross profit	734,994			734,994

Operating expenses:
Sales and marketing	165,983			165,983
General and administrative	670,662	$10,130		680,792
Research and development	87,326			87,326
Total operating expenses	923,971	10,130		934,101
Income from operations	(188,977)	(10,130)		(199,107)
Interest expense	4,561			4,561

Net Income	$(193,538)	$(10,130)		$(203,668)

Proforma Loss Per Share:
Basic and diluted				$(0.00)

Weighted Average Shares Outstanding				66,583,452

PROFORMA ADJUSTMENTS TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	To reflect the recapitalization of Xhibit through the issuance of 55,383,452 shares at par ($5,538) of NBM in connection with the Merger.

(2)	To reflect the net adjustment to additional paid in capital for the elimination of the Members’ Capital of Xhibit and Retained Earnings of NBM in connection with the recapitalization.

(3)	The Company is an LLC, accordingly, all income or loss subject to income taxes is passed through to the owners. For Proforma purposes, the Company would not be liable for income taxes for either period as a corporation since it incurred losses in each period.